STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is entered into as of December 19, 2006, by and among NexCen Brands, Inc., a Delaware corporation (“Parent”), Blass Acquisition Corp., a Delaware corporation (“Buyer”), Haresh T. Tharani, Mahesh T. Tharani and Michael Groveman (each a “Stockholder” and collectively, the “Stockholders”), Bill Blass Holding Co., Inc., a Delaware corporation (“Holding”), Bill Blass International LLC, a Delaware limited liability company (“International”), Bill Blass Licensing Co., Inc., a New York corporation (“Licensing”; Holding, International and Licensing are sometimes hereinafter referred to, individually, as a “Company” and, collectively, as the “Companies”; the Stockholders and the Companies are each referred to hereinafter, individually, as a “Blass Party” and, collectively, as the “Blass Parties”).

Background

WHEREAS, the Companies are in the business of licensing the manufacture and sale of clothing and other goods under the Blass Trademarks (as hereinafter defined); and

WHEREAS, the Stockholders own 100% of the issued and outstanding shares of capital stock of Holding as set forth on Schedule 1 hereto (collectively, the “Purchased Shares”); and

WHEREAS, Holding owns 100% of the issued and outstanding capital stock of Licensing; and

WHEREAS, Licensing owns 100% of the issued and outstanding limited liability company membership interests of International; and

WHEREAS, Holding owns 100% of the issued and outstanding capital stock of Couture, and immediately prior to Closing, Holding shall consummate the Couture Sale (as defined below); and

WHEREAS, Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to Buyer, the Purchased Shares on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1  Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Accountant Statement” shall have the meaning set forth in Section 2.3(c).

“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquisition Proposal” shall have the meaning set forth in Section 8.6.

“Adjustment” shall have the meaning set forth in Section 9.3.

“Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any affiliated, combined, consolidated, unitary or similar group under state, local or foreign tax law.

“Agreement” shall mean this Stock Purchase Agreement together with all exhibits and schedules referred to herein.

“Associate” shall have the meaning set forth in Section 9.3.

“Blass Indemnified Parties” shall have the meaning set forth in Section 7.1(c).

“Blass Disclosure Schedule” shall have the meaning set forth in Article III.

“Blass Licenses” shall mean (1) licenses to use Blass Trademarks, but excluding any license as to which the Stockholders, directly or indirectly or through an affiliate, have an interest (other than the license agreement with Nitches, Inc.), (2) the Jeanswear License (assuming the minimum guaranteed payment thereunder, as adjusted pursuant to the offset thereunder) and (3) with respect to the determination of Company Earn-Out Royalties, any licenses entered into following the Closing Date.

“Blass Party” and “Blass Parties” shall have the meanings set forth in the preamble to this Agreement.

“Blass Trademarks” shall have the meaning set forth in Section 3.13(a).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.1(b).

“Buyer Statement” shall have the meaning set forth in Section 2.3(b).

“Cap Purchase Price” has the meaning set forth in Section 2.2(a).

“Cash Escrow Amount” shall have the meaning set forth in Section 2.2(b).

“Cash Purchase Price” shall have the meaning set forth in Section 2.2(b).

“Claim Notice” shall have the meaning set forth in Section 7.3(c).

“Closing” and “Closing Date” shall have the meanings set forth in Section 2.1(a).

“Closing Date Statement” shall have the meaning set forth in Section 2.3(b).

“COBRA” means section 4980B of the Code or any similar state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Companies Authorized Shares” shall have the meaning set forth in Section 3.4(a).

“Company” and “Companies” shall have the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” shall have the meaning set forth in Section 3.22(a).

“Company Debt Agreements” shall mean, collectively, that certain loan agreement dated November 5, 1999 between International, as borrower, and UCC Lending Corp., as lender.

“Company Debt Amount” shall have the meaning set forth in Section 5.10.

“Company Contract” shall mean any Contract to which any Company is a party or by which any Company or its assets are bound.

“Company Financial Statements” shall have the meaning set forth in Section 3.9(a).

“Company Earn-Out Royalties” shall mean the net royalties of the Companies received in respect of the Blass Licenses for the trailing 12 months as of December 31, 2007, as determined in accordance with GAAP consistently applied and using an accrual method of accounting.

“Company Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Company Material Adverse Effect” shall mean a material adverse effect on the results of operations, financial condition, business, prospects or assets of the Companies on a collective basis, in light of the applicable circumstances.

“Confidential Information” shall mean any information concerning the business and affairs of Buyer or any of its Affiliates or the Companies or any of their Affiliates that is not already generally available to the public.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.2.

“Contract” shall mean any contract, indenture, mortgage, deed of trust, note, instrument, lease, license, arrangement or other agreement, whether oral or written.

“Couture” shall mean Bill Blass Ltd.

“Couture Sale” shall mean the sale of 100% of the capital stock of Couture to Michael Groveman.

“Current License Agreement(s)” shall have the meaning set forth in Section 3.11(a).

“Customer” shall have the meaning set forth in Section 9.2(b)(i).

“Damages” shall have the meaning set forth in Section 7.1(b).

“Department Stores” shall mean Federated, Belk, Bon Ton, Elder Beerman, and SSI, or department stores of a similar quality located anywhere in the world, and including in all cases any successors or assigns thereof.

“Earn-Out Payment” shall have the meaning set forth in Section 2.5.

“Earn-Out Purchase Price” means $51,800,000, as adjusted in accordance with Section 2.3.

“Employees” shall have the meaning set forth in Section 3.21(a).

“Environmental Laws” shall mean all applicable U.S., state, local and foreign laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, directives, interpretations, licenses, permits and other authorizations of any Governmental Entity and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction having the force of law and being applicable to the Companies, dealing with the protection of health, welfare or the environment, including flood, pollution or disaster laws and health and environmental protection laws and regulations, and all other rules and regulations promulgated thereunder and any provincial, municipal, water board or other local statute, law, rule, regulation or ordinance relating to public or employee health, safety or the environment, including all laws relating to releases into air, water, land or groundwater, relating to the withdrawal or use of groundwater, and relating to the use, handling, transportation, manufacturing, introduction into the stream of commerce or disposal of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“ERISA” shall have the meaning set forth in Section 3.22(a).

“ERISA Affiliate” means any entity (whether or not incorporated) treated as a single employer with any of the Blass Parties for the purposes of Section 414 of the Code.

“Escrow Agent” shall have the meaning set forth in Section 2.2(b).

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, Buyer and the Stockholders, as amended, restated or otherwise modified from time to time in accordance with the terms thereof, in a form reasonably acceptable to Buyer and the Stockholders.

“Escrow Amount” shall have the meaning set forth in Section 2.2(b).

“Escrow Release Date” shall have the meaning set forth in Section 2.4(c).

“Estimated Closing Date Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimate Statement” shall have the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Working Capital” shall have the meaning set forth in Section 2.3(b).

“Final Working Capital Deficiency” shall have the meaning set forth in Section 2.3(e).

“Foreign Workplace Standards” shall mean, with respect to each licensee, compliance with all applicable laws and regulations, whether foreign or domestic, national, regional or local, throughout the jurisdiction of such licensee’s manufacture, advertisement, distribution or sales, as the case may be, including all child and other labor laws, customs requirements and advertising and consumer protection laws.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis with prior periods.

“Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any judicial authority (or any department, bureau or division thereof).

“Groveman Restricted Business” shall have the meaning set forth in Section 9.2(a)(i).

“Hazardous Materials” means any substance, material, or waste which is regulated by any Governmental Entity, including, any material, substance, or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, including, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde, and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Initial Period” shall have the meaning set forth in Section 9.4.

“Interim Tax Period” shall mean any taxable year or period that begins before the Closing Date and ends after the Closing Date.

“Indebtedness” shall mean (a) indebtedness of any Company for borrowed money or with respect to deposits or advances of any kind (other than advances due from customers incurred in the ordinary course of business and consistent with past practice), (b) all obligations of any Company evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of any Company upon which interest charges are paid, (d) all obligations of any Company in respect of capitalized leases and obligations of any Company for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and consistent with past practice), (e) all obligations in respect of banker’s acceptances or letters of credit issued or created for the account of any Company, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, (g) all guarantees by any Company of obligations of the type described in clauses (a) through (f) above of any other Person, and (h) payment obligations in respect of interest under any interest rate swap or other hedge agreement or arrangement entered into by any Company with respect to any Indebtedness described in clauses (a) through (g) above.

“Indemnification Escrow” shall have the meaning set forth in Section 2.4(a).

“Indemnification Objection” shall have the meaning set forth in Section 7.3(c).

“Indemnified Party” shall have the meaning set forth in Section 7.3(b).

“Indemnifying Party” shall have the meaning set forth in Section 7.3(b).

“Initial Period” shall have the meaning set forth in Section 9.3.

“Insurance Policy” and “Insurance Policies” shall have the meaning set forth in Section 3.23.

“Intellectual Property” shall mean all of the following in any domestic or foreign jurisdiction: (i) know-how, designs, patterns (including samples, mock-ups, prototypes and finished products), sketches, archived garments, methods and processes, customer and supplier information, trade secrets and technical knowledge, (ii) letters patent, patents, patent applications, (iii) software, data and databases, (iv) trade dress, trade names, trademarks, service marks, Internet domain names, logos, slogans, patterns, designs and any goodwill associated with the foregoing, (v) copyrights, copyrightable works, and moral rights, (vi) registrations and applications for registrations of any of the foregoing, (vii) rights of publicity (including names, likenesses, images and personas), (viii) and any other confidential or proprietary information or related ownership, use, and other rights.

“Jeanswear License” shall have the meaning set forth in Section 5.9.

“knowledge” shall mean, with respect to any Blass Party, the actual knowledge of Haresh Tharani and Mahesh Tharani, and the actual knowledge, after due inquiry, of Michael Groveman and Ronald Fetzer, including for each person, any assertion of a claim, dispute, right, demand or other state of facts set forth in a writing received by such party.

“Law” shall mean any law, statute, ordinance, regulation, rule, code, judgment order, writ, injunction, or decree of any Governmental Entity.

“Leased Real Property” shall mean all real property leased, licensed or otherwise conveyed or used pursuant to the Real Property Leases.

“License Agreement” shall mean each Contract between International and any Person pursuant to which International has granted that Person the right to manufacture, sell or distribute goods under one or more of the Blass Trademarks.

“Liens” shall mean any mortgages, liens, pledges, security interests, charges, claims, restrictions, and encumbrances of any nature, including pledges, defect or objection liens, easements, encroachments, or restrictions of any kind and other title or interest retention arrangements, reservations, or limitations of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Material Company Contract” and “Material Company Contracts” shall have the meaning set forth in Section 3.10(b).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Compete Period” shall have the meaning set forth in Section 9.2(a)(ii).

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent SEC Documents” shall have the meaning set forth in Section 4.7.

“Parent Shares” shall means shares of common stock, par value $0.01 per share, of Parent.

“Permits” shall mean all licenses, permits, grants, franchises, authorizations, orders, registrations, certificates, variances, approvals, and similar rights issued by any Governmental Entity.

“Permitted Liens” shall mean (i) mechanics’, materialmen’s or similar inchoate Liens arising or incurred in the ordinary course of business relating to liabilities not yet due and payable; (ii) Liens for current taxes not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such Liens and where adequate reserves are established and maintained in accordance with generally accepted accounting principles; (iii) Liens or pledges in connection with workmen’s compensation, unemployment insurance or other social security obligations; and (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of alike nature incurred in the ordinary course of business.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Proceeding” shall mean any private or governmental suit, litigation, arbitration, investigation or proceeding, including any civil, criminal, administrative, investigative or appellate proceeding, or prosecution.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchased Shares” shall have the meaning set forth in the Background to this Agreement.

“Real Property Leases” shall have the meaning set forth in Section 3.12(a)(i).

“Receivables” shall have the meaning set forth in Section 3.20.

“Registration Rights Agreement” shall have the meaning set forth in Section 9.4.

“Release Date” shall mean the earlier of (i) written notice to the Buyer evidencing the satisfaction of any withdrawal liability under the UNITE Here National Retirement Fund and (ii) the 60-month anniversary of the Closing Date.

“Restrictions Period” shall have the meaning set forth in Section 9.2(b)(i).

“Restrictive Covenants” shall have the meaning set forth in Section 9.2(d)(i).

“Reviewing Accountants” shall have the meaning set forth in Section 2.3(c).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” shall have the meaning set forth in Section 9.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute thereto.

“Signing Date Reference Price” means the average closing price of one share of Parent Shares on the Nasdaq Global Market during the ten (10) consecutive trading days ending on (and including) the trading day prior to the date hereof.

“Stockholders” shall have the meaning set forth in the preamble to this Agreement.

“Stockholders’ Representative” shall have the meaning set forth in Section 7.7(a).

“Statement of Objection” shall have the meaning set forth in Section 2.3(b).

“Survival Date” shall have the meaning set forth in Section 7.1(a).

“Tax” and “Taxes” shall mean (i) any federal, state, local or foreign income, gross receipts, capital, franchise, import, goods and services, value added, sales and use, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding, unclaimed property, escheat or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an Affiliated Group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” means returns, written declarations, written reports, claims for refund, information returns or other documents (including any related or supporting schedules, written statements or written information) filed or required to be filed with any Governmental Entity exercising taxing authority in connection with the determination, assessment, administration, imposition or collection of any Tax.

“Termination Date” shall have the meaning set forth in Section 11.1(b).

“Tharani Payment” means $500,000 and interest of 8% thereon from November 4, 2005 through the Closing Date.

“Tharani Restricted Business” shall have the meaning set forth in Section 9.2(a)(ii).

“Third Party Claim” shall have the meaning set forth in Section 7.3(b).

“Transfer” shall have the meaning set forth in Section 9.3.

“Transaction Documents” shall mean this Agreement and any other agreements executed and delivered by the parties in connection with the transactions contemplated hereby and thereby.

“Voting Agreement” shall have the meaning set forth in Section 9.5.

“Working Capital” shall mean the amount equal to the excess of (i) cash balance in the lock box account (less any trustee fees, servicing fees and accrued interest), operating cash, sales royalties, sales fees, advertising fee receivables (other than from The Resource Club Ltd.) and taxes receivable over (ii) the sum of accounts payable, accrued expenses, accrued Taxes and Tax reserves (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and accrued non-executive compensation (which for the avoidance of doubt excludes compensation payable to the Stockholders). The value of items included in Working Capital shall be determined in accordance with GAAP on a basis consistent with the Companies’ accounting policies as applied in the Company Financial Statements and shall include all accruals and reserves required by GAAP on a consolidated basis in the preparation of annual financial statements. For the avoidance of doubt, the parties agree that the calculation of accrued Taxes payable shall take into account gain (if any), but not loss, that is required to be recognized by Holdings on the sale by Holdings of the stock of Couture to Michael Groveman, including any required recognition of deferred intercompany gain. An illustrative example of the Working Capital calculation is set forth on Exhibit 1.

“Working Capital Deficiency” shall mean the positive amount, if any, by which Working Capital is less than $0, as shown on the Closing Date Statement.

“Working Capital Escrow” shall have the meaning set forth in Section 2.4.

ARTICLE II

Closing; Sale of Purchased Shares; Consideration

2.1  Closing.

(a)  Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Purchased Shares and the other transfers and deliveries to be made pursuant to this Agreement (the “Closing”) shall take place on the later of January 2, 2007 and the third Business Day following the expiration of the waiting period under the HSR Act (if applicable) or at such other place, date and time as the parties may agree in writing, at 10:00 a.m. at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022. Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this Section 2.1 shall not, except as permitted by Article X hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder. The date the Closing occurs is referred to herein as the “Closing Date.”

(b)  All actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be conditioned upon and subject to the taking and delivery, on the Closing Date, of all other actions to be taken and documents to be executed and delivered on the Closing Date and if any such action is not taken or any such document is not delivered on the Closing Date, no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered.

2.2  Purchase Price.

(a)  Upon the terms and subject to the conditions of this Agreement, at the Closing the Stockholders shall sell to Buyer, and Buyer shall purchase from the Stockholders, all right, title and interest of the Stockholders in and to the Purchased Shares. The aggregate purchase price for all of the Purchased Shares is equal to $54,600,000 (the “Purchase Price”), plus the right to receive additional cash or Parent Shares as and to the extent set forth in Section 2.5, and shall be paid in accordance with Section 2.2(b), subject to adjustment in accordance with Section 2.3 (as adjusted, the “Cap Purchase Price”). The Cap Purchase Price shall in no event exceed $70,800,000.

(b)  The Purchase Price shall be paid as follows: At the Closing, Buyer shall (1) pay to the Stockholders, an amount (the “Cash Purchase Price”) in cash equal to the remainder of (i) $39,060,000, in accordance with instructions delivered to Buyer prior to Closing, less (ii) the Company Debt Amount, less (iii) the Tharani Payment and less (iv) $350,000 (the “Cash Escrow Amount”); (2) issue to the Stockholders a number of Parent Shares equal to the remainder of (x) the quotient obtained by dividing $15,540,000 by the Signing Date Reference Price, less (y) the Stock Escrow Amount; (3) pay to Haresh Tharani the Tharani Payment, in accordance with a pay-off letter delivered to Buyer prior to Closing; (4) pay in full the Company Debt Amount outstanding as of the Closing Date, in accordance with the pay-off letters delivered under Section 5.10; and (4) deliver to Wilmington Trust Company (the “Escrow Agent”) the Cash Escrow Amount plus a number of Parent Shares in an amount equal to $5,750,000, divided by the Signing Date Reference Price (the “Stock Escrow Amount” and together with the Cash Escrow Amount, the “Escrow Amount”) pursuant to the Escrow Agreement.

2.3  Purchase Price Adjustments.

(a)  At least five (5) business days prior to the Closing Date, the Stockholders shall prepare and deliver to Buyer a good faith estimate (the “Estimate Statement”), prepared in accordance with GAAP, except as noted thereon, applied in a manner consistent with the preparation of the Company Financial Statements, but including normal GAAP year-end adjustments, and accompanied by a certificate of the Chief Financial Officer of the Companies to that effect, of: the estimated aggregate amount of Working Capital as of the Closing Date (the “Estimated Closing Date Working Capital”), which Estimate Statement shall be reasonably acceptable to Buyer; provided that Buyer’s belief that the Estimate Statement is reasonable at that time shall not foreclose, prevent, limit or preclude any rights or remedy of Buyer set forth herein. In the event that the parties fail to resolve their disagreements over the disputed items prior to the Closing, the Estimated Closing Date Working Capital as set forth on the Estimate Statement as originally provided to Buyer, or with those modifications, if any, to which the parties shall have agreed shall be deemed to be the Estimated Closing Date Working Capital. The Cash Purchase Price paid at Closing shall be decreased to the extent that there is a Working Capital Deficiency.

(b)  As promptly as practicable after the Closing Date, but in no event more than sixty (60) days following the Closing Date, Buyer will prepare and deliver to the Stockholders a reasonably detailed statement (the “Buyer Statement”) setting forth Working Capital at the Closing Date. If the Stockholders have not received a Buyer Statement within sixty (60) days following the Closing Date, the Estimate Statement shall be final and binding on the parties hereto. Buyer shall prepare the Buyer Statement consistent with the basis of the preparation of the Estimate Statement. Unless within thirty (30) days after its receipt of Buyer Statement the Stockholders shall deliver to Buyer a reasonably detailed statement describing their objections to Buyer Statement (a “Statement of Objection”), the amount of Working Capital at the Closing Date as set forth on Buyer Statement shall be final and binding on the parties hereto (the “Final Working Capital”) and Buyer Statement shall be the final statement hereunder (the “Closing Date Statement”).

(c)  If the Stockholders deliver to Buyer a timely Statement of Objection, Buyer and the Stockholders and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any dispute. If the parties resolve their disagreements in accordance with the foregoing sentence, the Closing Date Statement and Final Working Capital with those modifications, if any, to which the parties shall have agreed shall be deemed to be the Closing Date Statement and Final Working Capital, respectively. If a final resolution is not reached within thirty (30) days after Buyer or the Stockholders have submitted their Statement of Objection, any remaining disputes shall be resolved by an independent accounting firm selected jointly by the parties (the “Reviewing Accountants”). The Reviewing Accountants shall be instructed to limit its review to matters specifically set forth in the Statement of Objections and to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days after such matters have been submitted to them, and to set forth their resolution in a statement (the “Accountant Statement”) setting forth the Final Working Capital at the Closing Date. With respect to any disputed matter, the Reviewing Accountants may select Buyer’s figure, the Stockholders’ figure or a figure between the two. The Reviewing Accountant shall act as an arbitrator to determine, based solely on the terms of this Agreement (including the definition of Working Capital set forth herein) and the presentations by the parties and not by independent review of legal, accounting or factual matters, only those issues in dispute. In no event may the Reviewing Accountant consider any issues, amounts or matters not disputed in a Statement of Objection delivered within the applicable 30 day period. The determination of the Reviewing Accountants shall be final and binding on the parties hereto.

(d)  The fees and expenses of the Reviewing Accountants shall be borne by Buyer and the Stockholders in inverse proportion as they may prevail on matters resolved by the Reviewing Accountants, and such proportionate allocation shall also be determined by the Reviewing Accountants when their determination is rendered on the merits of the matter submitted. For illustration purposes only, (i) if the total amount of disputed items by the Stockholders is $100,000 and the Stockholders are awarded $50,000 by the Reviewing Accountants, then the Stockholders and Buyer shall bear the Reviewing Accountants’ fees and expenses equally; or (ii) if the total amount of disputed items by the Stockholders is $100,000 and the Stockholders are awarded $75,000 by the Reviewing Accountants, then the Stockholders shall bear 25% and Buyer shall bear 75% of the Reviewing Accountants’ fees and expenses. The Stockholders and Buyer shall cooperate with each other and any Reviewing Accountants in connection with the matters contemplated by this Section 2.3, including Buyer’s preparation of and the Stockholders’ review of Buyer Statement, in each case including by furnishing such information and access to books, records (including accountants’ work papers), personnel and properties as may be reasonably requested.

(e)  Within three (3) days after the final determination of the Final Working Capital in accordance with this Section 2.3, if the Final Working Capital is less than 0, the Stockholders shall pay to Buyer, by wire transfer in immediately available funds to an account designated in writing by Buyer, an amount equal to the amount by which the Final Working Capital is less than 0, less the amount by which the Cash Purchase Price was adjusted in accordance with Section 2.3(a), if any (the “Final Working Capital Deficiency”), provided that, in the Stockholders’ discretion, such amount may be satisfied from the Escrow Amount in accordance with Section 2.4.

2.4  Escrow.

(a)  The Escrow Amount shall be comprised of two separate and distinct amounts: (i) a number of Parent Shares equal to $250,000 divided by the Signing Date Reference Price shall be used to satisfy the Final Working Capital Deficiency, if any, described in Section 2.3(e) hereof (the “Working Capital Escrow”), and (ii) the remainder of the Escrow Amount (the “Indemnification Escrow”) shall be used to satisfy Damages, if any, for which Buyer Indemnified Parties are entitled to indemnification or reimbursement in accordance with Article VII hereof, and to satisfy the Final Working Capital Deficiency, if any, described in Section 2.3(e) hereof to the extent such shortfall exceeds the Working Capital Escrow. For purposes of satisfying any claim under this Agreement, the value of each Parent Share included in the Escrow Amount shall be equal to the Signing Date Reference Price, unless the Stockholders elect to pay cash for any such claim by giving written notice to both the Escrow Agent and Buyer within two (2) business days following the date that notice is duly given pursuant to Section 12.1 that the Parent Shares will be released to Buyer (or Parent) pursuant to the Escrow Agreement.

(b)  Promptly following the expiration of the Net Working Capital adjustment period as set forth in Section 2.3 and resolution of all disputes, if any, regarding the Final Working Capital, if there exists a Final Working Capital Deficiency, then in the event that the Stockholders fail to pay the Buyer such amounts within two business days following determination of the Final Working Capital, Buyer shall be entitled to an amount from the Working Capital Escrow to satisfy the Final Working Capital Deficiency, and the remainder of the Working Capital Escrow shall be released to the Stockholders, provided, however, if the Final Working Capital Deficiency exceeds the Working Capital Escrow portion of the Escrow Amount, then Buyer shall be entitled to the entire Working Capital Escrow portion of the Escrow Amount, and if the Stockholder fails to pay such amount, a disbursement from the Indemnification Escrow portion of the Escrow Amount in an amount equal to the sum of the Final Working Capital Deficiency less the Working Capital Escrow.

(c)  Subject to the following sentence, the Escrow Agent shall release the balance of the Indemnification Escrow less the Plan Escrow Shares (as defined below) and less the Special Purpose Escrow Shares (as defined below) to the Stockholders on the date which is 12 months and one day after the Closing Date (or, if such date is not a business day, the immediately following business day) (the “Escrow Release Date”), provided that if on the Escrow Release Date any claim by a Buyer Indemnified Party has been made that could result in Damages and Buyer has notified the Escrow Agent and the Stockholders of such in writing, then either (i) there shall be withheld from the distribution to the Stockholders such amount of the Indemnification Escrow necessary to cover all Damages potentially resulting from all such pending claims in accordance with the terms of the Escrow Agreement (and the Escrow Fund shall continue with respect to such withheld amount) and such withheld amount (or the applicable portion thereof) shall either be (A) paid to Buyer or (B) paid to the Stockholders, as determined upon final resolution of each such claim in accordance with the terms of the Escrow Agreement and Article VII hereof or (ii) the Stockholders shall post a bond in an amount reasonably acceptable to Buyer for such amount necessary to cover all Damages potentially resulting from all such pending claims in accordance with the terms of the Escrow Agreement, and upon posting of such bond all of the remaining balance of the Indemnification Escrow shall be released to the Stockholders in accordance with the terms of the Escrow Agreement and Article VII hereof. Notwithstanding the foregoing (and without limiting the rights of a Buyer Indemnified Party to make claims against additional amounts available under the Indemnification Escrow), (x) a number of Parent Shares equal to $500,000 divided by the Signing Date Reference Price (the “Plan Escrow Shares”) shall be retained by the Escrow Agent until the Release Date to satisfy any Damages incurred by a Buyer Indemnified Party from any Multiemployer Plan, unless at any time prior to the Release Date the Stockholders shall post a bond in an amount equal to $500,000 to be held by Buyer to satisfy any such Damages; provided that if, the Plan Escrow Shares (or a bond in lieu of such escrow) continue to be held on the 18-month anniversary of Closing and on such date the Couture has not ceased operations, then a number of Parent Shares equal to $250,000 divided by the Signing Date Reference Price shall be released to the Stockholders, unless the Stockholders shall post a bond in an amount equal to $250,000 to be held by Buyer and (y) a number of Parent Shares equal to $350,000 divided by the Signing Date Reference Price (the “Special Purpose Escrow Shares”) shall be retained by the Escrow Agent until March 26, 2012 to satisfy any Damages incurred by a Buyer Indemnified Party under Section 7.1(b)(vi), unless at any time prior to such date the Stockholders shall post a bond in an amount equal to $350,000 to be held by Buyer to satisfy any such Damages.

2.5  Earn-Out.

(a)  Following the Closing and as additional consideration for the sale and purchase of the Purchased Shares as contemplated by the terms and conditions of this Agreement, the Stockholders shall be entitled to receive from Buyer (subject to the terms and conditions set forth in this Section 2.5) cash or additional Parent Shares, at Buyer’s option (the “Earn-Out Payment”) as determined in accordance with this Section 2.5, and such amount, if any, shall be paid to the Stockholders on March 31, 2008. The number of Parent Shares issued to the Stockholders in satisfaction of the Earn-Out Payment, if any, shall equal the Earn-Out Payment divided by the average closing price of one share of Parent Shares on the Nasdaq Global Market during the ten (10) consecutive trading days ending on (and including) the trading day prior to March 31, 2008.

(b)  If Company Earn-Out Royalties multiplied by 5.5 is greater than an amount equal to the Earn-Out Purchase Price, then the Earn-Out Payment will be equal to the lesser of (x) the difference between (i) the Company Earn-Out Royalties multiplied by 5.5, minus (ii) the Earn-Out Purchase Price or (y) the Cap Purchase Price less the Purchase Price, as adjusted in accordance with Section 2.3. If Company Earn-Out Royalties multiplied by 5.5 is less than the Earn-Out Purchase Price (as adjusted in accordance with Section 2.3), the Earn-Out Payment will be $0.

ARTICLE III

Representations and Warranties Regarding the Blass Parties

In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, the Blass Parties, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct, subject to those exceptions set forth in the disclosure schedules attached hereto and delivered to Buyer on the date hereof (the “Blass Disclosure Schedule”). The Blass Disclosure Schedule with respect to this Article III will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. Any matter disclosed in a numbered and lettered section of the Blass Disclosure Schedule shall be deemed to be disclosed in other locations throughout the Blass Disclosure Schedule to the extent such disclosure is reasonably apparent:

3.1  Organization.

(a)  Holding is a duly organized corporation and validly exists and is in good standing under the laws of the State of Delaware. International is a duly organized limited liability company and validly exists and is in good standing under the laws of the State of Delaware. Licensing is a duly organized corporation and validly exists and is in good standing under the laws of the State of New York. Each of the Companies has all requisite right, power and authority to (i) own or lease and operate its properties and assets, (ii) conduct its business as presently conducted, and (iii) engage in and consummate the transactions contemplated hereby.

(b)  Each of the Companies is duly licensed or qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction in which such Company conducts its business or the leasing or operation of its properties makes such licensing or qualification necessary (all of which jurisdictions are set forth in Section 3.1(b) of the Blass Disclosure Schedule). The Blass Parties have heretofore delivered to Buyer true and complete copies of the certificates of incorporation, certificates of formation, bylaws and operating agreements and any other organizational documents for each of the Companies, each as amended to date. No Company is in violation of any of the provisions of such organizational documents.

(c)  Except for (i) Couture and Licensing, which are wholly owned subsidiaries of Holding and (ii) International, which is a wholly owned subsidiary of Licensing, no Company has, or holds the rights to acquire, any subsidiaries or any equity investments in, any securities of, or any other interests in, any Person, and no Company is under any obligation to make any investment in any Person.

3.2  Authorization; Enforceability.  Each Blass Party has the power and authority and has taken all necessary action to execute, deliver and perform this Agreement and the other Transaction Documents to which he or it is a party and to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by him or it pursuant to the provisions hereof and thereof. This Agreement and the other Transaction Documents to which each Company is a party have been duly authorized and approved by such Company’s Board of Directors (or similar governing body) of such Company and by the Stockholders, and no other corporate or other action on the part of each Company or of the Stockholders is necessary to authorize the execution, delivery and performance of this Agreement by each Company and the Stockholders and the consummation by each Company and the Stockholders of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Companies and each Stockholder. This Agreement is (and each of the other Transaction Documents to which any Blass Party is a party, when executed and delivered by such party, will be) a legal, valid and binding obligation of such Blass Party and enforceable against such Blass Party, in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or by general equity principles.

3.3  No Violation or Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Blass Parties are a party and the consummation by the applicable Blass Parties of the transactions contemplated hereby and thereby (i) will not violate, with or without the giving of notice or the lapse of time or both, any Law applicable to any Blass Party or any of their respective assets, (ii) will not violate or breach the certificate of incorporation or by-laws, or certificate of formation, operating agreement or other organizational document of any Blass Party, (iii) will not require any permit, consent or approval of, or the giving of notice to, or declaration or filing with any Governmental Entity or other Person, and (iv) will not, with or without the passage of time or the giving of notice, conflict with, result in the violation of any provision or breach of, constitute a default under, or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Company Contract, and (iv) will not, conflict with, result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of any Company, other than such that would not individually or in the aggregate have a Company Material Adverse Effect.

3.4  Capitalization.

(a)  The authorized and issued and outstanding capital stock or limited liability company membership interests of the Companies are as listed in Section 3.4 of the Blass Disclosure Schedule. All of (i) Holding’s issued and outstanding capital stock listed in Section 3.4 of the Blass Disclosure Schedule is owned of record and beneficially by the Stockholders, (ii) Licensing’s issued and outstanding capital stock listed in Section 3.4 of the Blass Disclosure Schedule is owned of record and beneficially by Holding and (iii) International’s membership interests issued and outstanding listed in Section 3.4 of the Blass Disclosure Schedule are owned of record and beneficially by Licensing (collectively, the “Companies Authorized Shares”). At the Closing, the Companies Authorized Shares will constitute all of the issued and outstanding equity interests in Holding, Licensing and International. Except as set forth in Section 3.4 of the Blass Disclosure Schedule, The Companies Authorized Shares (i) have been duly authorized, validly issued, and are fully paid and nonassessable, (ii) are free and clear of all Liens, and (iii) were issued in compliance with all applicable Laws. None of the Companies Authorized Shares have been issued in violation of, or will be subject to, any preemptive or subscription rights or rights of first refusal whether created by statute, the organizational documents of such Company or any Contract. There are no outstanding or authorized warrants, options, calls, commitments, or rights of any kind to acquire any shares of any class of capital stock or limited liability company membership interests of any Company, nor are there outstanding any rights, securities, obligations or other instruments convertible into any such shares of any Company, nor are there any obligations to issue any such warrants, options, rights or convertible instruments. There are no stock appreciation, phantom Stock or similar rights with respect to any Company. There are no outstanding contractual obligations of any Company to purchase, redeem or otherwise acquire any equity interests of or to make any loans to or investment in, any other Person. There are no bonds, debentures, notes or other Indebtedness of any of the Companies having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of a Company may vote.) Other than this Agreement, there are no contracts, commitments or agreements relating to the voting, purchase or sale of the Companies Authorized Shares (i) between or among the Companies and any of the Stockholders, (ii) among the Stockholders or (iii) between any Stockholder or any Company and any other Person.

(b)  Each Stockholder is the lawful, record and beneficial owner of all of the Purchased Shares set forth opposite such Stockholder’s name in Section 3.4(b) of the Blass Disclosure Schedule.

(c)  Upon consummation of the Closing, the transfer of the Purchased Shares will vest in Buyer valid and indefeasible legal title to the Purchased Shares, free and clear of all Liens (other than Permitted Liens and Liens created by Buyer or pursuant to a Contract to which Buyer is a party).

3.5  Consents and Approvals. Except as set forth in Section 3.5 of the Blass Disclosure Schedule, no consent, approval, waiver or authorization of, or registration, declaration, qualification or filing with or notice to any Governmental Entity, or any other Person, is required to be made by or with respect to any Blass Party or the business of the Companies in connection with the execution, delivery or performance by the Blass Parties of this Agreement or the Transaction Documents to which they are a party and/or the consummation by the Blass Parties of the transactions contemplated hereby and thereby, except for the notification and/or approval to the extent required under the HSR Act.

3.6  Brokers. Other than set forth in Section 3.6 of the Blass Disclosure Schedule, no Blass Party has employed any financial advisor, broker or finder and no Blass Parties have incurred or will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the origination, negotiation or execution of this Agreement or any of the other Transaction Documents. The Blass Parties are responsible for any payments to brokers listed in Section 3.6 of the Blass Disclosure Schedule.

3.7  Compliance with Laws; Licenses and Permits.

(a)  Each Company has operated its business so as to comply with, is not in violation of, and has not received any notices of violation with respect to any Law or any restrictions, licenses, property, privacy or other proprietary or intellectual property rights or any other rights whatsoever of any Person, except for such noncompliance or violation which has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)  Except as set forth in Section 3.7(b) of the Blass Disclosure Schedule, each new license agreement that the Company has entered into in the 3 year period prior to the date of this Agreement sets forth provisions requiring the licensee to comply with Foreign Workplace Standards. Not all licenses entered into prior to such time contain provisions requiring the licensee to comply with Foreign Workplace Standards, however, no Company is aware of any violations by any of its licensees of the guidelines set forth in the Foreign Workplace Standards.

(c)  There are no federal, state, county or local governmental Permits that are required or necessary for the ownership or operation of its properties or the conduct of any Company’s business as presently conducted.

3.8  Litigation. Except as set forth in Section 3.8 of the Blass Disclosure Schedule, there is no Proceeding pending or, to the knowledge of the Blass Parties, threatened, against any of the Companies or any of the Companies’ officers or directors (in their capacities as such). There is no Proceeding pending, or to the knowledge of the Blass Parties, threatened against any Blass Party that questions the validity of this Agreement, any other Transaction Document or any action taken or to be taken hereunder or thereunder, or that would have a material adverse effect on the ability of the Blass Parties to perform their obligations under this Agreement or any other Transaction Document. There is no judgment, order or decree of any Governmental Entity against any of the Companies, or to the Blass Parties’ knowledge any of the Companies’ officers or directors (in their capacities as such), and no Stockholder is subject to any judgment order or decree that affects the assets or properties of the Companies or the ability to consummate the transactions contemplated by this Agreement. No Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to any Blass Party.

3.9  Company Financial Statements: Liabilities.

(a)  The Stockholders have delivered to Buyer true, complete and correct copies of the audited consolidated and consolidating financial statements (including an audited balance sheet and the related statements of operations, stockholders’ equity and cash flows) of Holding as of, and for the years ended December 31, 2004 and 2005 and the unaudited consolidated financial statements of Holding as of and for the fiscal quarters ended June 30, 2006 and September 30, 2006 (collectively, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from and are in accordance with the books and records of the Companies, (ii) have been prepared in accordance with GAAP, (iii) are complete and correct in all material respects, and (iv) fairly present the financial condition and results of operations of the Companies on a consolidated basis as of the respective dates thereof and for the periods referred to therein (subject to the absence of footnote disclosure and, in the case of the unaudited financial statements as of and for the quarters ended June 30, 2006 and September 30, 2006, normal year-end audit adjustments (which will not be material individually or in the aggregate)).

(b)  All liabilities and obligations of the Companies, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Company Financial Statements have been recorded in the balance sheets included in the Company Financial Statements to the extent such liabilities were required, under GAAP, to be so recorded. The liabilities on the latest balance sheet included in the Company Financial Statements consist solely of accrued obligations and liabilities incurred by the Companies in the ordinary course of business to Persons that are not Affiliates of any Blass Party. The statements of income included in the Company Financial Statements do not contain any material items of special or non-recurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business except as expressly specified therein. The Companies have records that accurately and validly reflect its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with its management’s general or specific authorization and (ii) recorded in conformity with GAAP. The Companies maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.10  Contracts.

(a)  Schedule 3.10 of the Blass Disclosure Schedule sets forth an accurate and complete list, and the Blass Parties have delivered, or disclosed and made available to Buyer true, correct and complete copies of all material Company Contracts:

(i)  with any Affiliate or any Stockholder, officer or director;

(ii)  relating to the acquisition by a Company of any capital stock of any other Person;

(iii)  relating to Indebtedness, such as a note, mortgage, indenture, or other obligation;

(iv)  relating to employment by or employment policies of the Companies which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits);

(v)  relating to leasing, sale or otherwise disposing of with respect to any of the Companies’ assets (or any interests therein);

(vi)  providing for any covenant not to compete by any Blass Party with respect to the business of the Companies or otherwise restricting in any way such Blass Party’s engaging in any business activity (including a description of the businesses to which the covenant not to compete applies);

(vii)  relating to consultancies, professional retentions, agency, sales or distributorship arrangements pertaining to the Companies which are not terminable on thirty (30) days’ notice without penalty;

(viii)  requiring the Companies to indemnify or hold harmless any Person;

(ix)  that settles, resolves or compromises any material dispute or controversy affecting the Companies;

(x)  with any supplier of any of the Companies;

(xi)  for the acquisition of services, supplies, equipment, inventory, fixtures or other property for the Companies;

(xii)  providing for the purchase from a supplier of all or substantially all of the requirements of the Companies of a particular product or service;

(xiii)  granting to any of the Companies, the right to use, or restricting the right of the Companies to use any Intellectual Property;

(xiv)  relating to any partnership, joint venture or similar relationship involving a sharing of profits or expenses;

(xv)  providing for any guaranty or suretyship, indemnification or contribution by, or performance bond; and

(xvi)  other than the foregoing, which could reasonably be considered material to the Companies.

(b)  All such Company Contracts set forth in Section 3.10 of the Blass Disclosure Schedule and the Current License Agreements set forth in Section 3.11(a) of the Blass Disclosure Schedule are collectively referred to as the “Material Company Contracts” and individually “Material Company Contract.” Set forth in Section 3.10 of the Blass Disclosure Schedule is a written summary of the terms and conditions of each oral Contract of the Companies listed therein.

(c)  Except as set forth in Schedule 3.10(c), with respect to each of the Material Company Contracts: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Blass Party or Blass Parties that are a party thereto, and to the knowledge of Blass Parties is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; (iii) each Company has performed all the material obligations required to be performed by it and is entitled to all benefits thereunder; (iv) no Blass Party or, to the knowledge of the Blass Parties, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any Blass Party or, to the knowledge of Blass Parties, by any such other party, or permit termination, modification or acceleration, under the agreement; and (v) no consent is required in connection with the consummation of the transactions contemplated under the Transaction Documents.

(d)  There are no outstanding powers of attorney of any Company.

3.11  License Agreements.

(a)  Set forth in Section 3.11(a) of the Blass Disclosure Schedule is a list and description of (i) each license agreement (including all amendments thereto) to which each Blass Party is a party, the term of which is currently in effect or as to which each Person otherwise currently has granted a license to a Person to manufacture and sell clothing and other goods under or otherwise utilize the Blass Trademarks and (ii) all proposed License Agreements that are currently in active negotiation. All the trademarks, trade names and service marks that are licensed pursuant to the license agreements listed in Section 3.11(a) are set forth on the schedules to such license agreements. All license agreements which are set forth in Section 3.11(a)(i) of the Blass Disclosure Schedule are collectively referred to as “Current License Agreements”. Also set forth in Section 3.11(a) of the Blass Disclosure Schedule is each party (other than a Blass Party) to such Current License Agreement.

(b)  All Current License Agreements are in writing and there are no material oral modifications or material oral amendments to any Current License Agreement. Each Blass Party has made available to Buyer true, correct and complete copies of all of its Current License Agreements set forth in Section 3.11(a) of the Blass Disclosure Schedule. To the knowledge of the Blass Parties, each Current License Agreement contains commercially reasonable quality control provisions protecting the rights of the Blass Parties in the Blass Trademarks. Except as set forth in Section 3.11(b) of the Blass Disclosure Schedule, none of the Blass Parties has received notice or is aware of any facts from any party to a Current License Agreement to the effect that such party (i) currently intends not to continue its relationship with a Company upon the expiration of such Current License Agreement, (ii) has breached or intends to breach such Current License Agreement or intends not to perform in such a manner as would prejudice, in any material respect, the rights of a Company under such Current License Agreement, (iii) claims that such Current License Agreement has been breached by any other party thereto in a manner which would prejudice, in any material respect, the rights of a Company under such Current License Agreement, (iv) currently intends to exercise its right to terminate its Current License Agreement or (v) currently intends to exercise its right to “buyout” its Current License Agreement.

(c)  None of the Current License Agreements contains (i) a “key person” clause relating to the licensor; or (ii) a clause that restricts the assignment of any such agreement by the licensor, which would be breached by, require consent under or give rise to a right of termination under the transactions contemplated hereby. The Current License Agreements are the valid and enforceable obligations of the Companies and, to the knowledge of the Blass Parties, the other parties thereto, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect, affecting the enforcement of creditors’ rights generally, general equitable principles and public policy to the extent so determined by the court in the specific instance. The consummation of the transactions contemplated by this Agreement will not result in the termination of any of the Current License Agreements. Each Person that is a party to a Current License Agreement has not materially or consistently failed to make any payments required thereunder when due.

(d)  Except as set forth in Section 3.11(d) of the Blass Disclosure Schedule, all obligations of any of the Blass Parties required to be performed in connection with the Current License Agreements have been duly performed in all material respects, and no dispute with or claim by the other parties thereto is pending or has been asserted against any Blass Party in writing, or to the knowledge of the Blass Parties, has been threatened.

(e)  Section 3.11(e) of the Blass Disclosure Schedule sets forth for each of 2005 and 2006 (through the date hereof) the names of the licensees with the ten largest licensee fees payable in such periods.

3.12    Property.

(a)  Real Property

(i)  Section 3.12(a) of the Blass Disclosure Schedule contains a complete and correct list of all leases, subleases, licenses and other use and occupancy agreements (including all amendments and modifications thereto) of real property used or occupied by any of the Companies, in connection with the business of the Companies (collectively, the “Real Property Leases”). No Company owns any fee interest in any real property. Subject to the terms of the respective Real Property Leases, each such Company thereof has a valid and subsisting leasehold or subleasehold estate in each Leased Real Property. Such Company’s occupation, possession and use of the Leased Real Property has not been disturbed and no claim has been asserted or threatened adverse to the rights of such Company thereof to the continued occupation, possession and use of any of the Leased Real Property. The Companies have delivered to Buyer or its advisers for inspection true and complete copies of all such Real Property Leases. There are no material defaults (or events which, with notice or lapse of time or both, would constitute a material default) by any Blass Party under any such leases or other Company Contracts, and no Blass Party has notified any other party to any such Contract that such party is in default. There are no pending material disputes with any landlord under the Real Property Leases. None of the Companies owns any real property.

(ii)  None of the Companies have received written notice of any condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, with respect to the Leased Real Property.

(iii)  No Blass Party has received notice of any condemnation, fire, health, safety, building, environmental, Hazardous Substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an adverse effect on the use and operation of any portion of the Leased Real Property.

(iv)  No Blass Party has assigned, transferred, conveyed, leased or otherwise transferred any of interest in the Leased Real Property.

(v)  All Leased Real Property is (A) in commercially reasonable operating condition and repair and not in need of maintenance or repairs other than ordinary routine maintenance and repairs, (B) usable in the ordinary course of the Company’s business, and (C) adequate and suitable for the uses to which it is being put.

(b)  Personal Property

(i)  Each Company has, and immediately after the Closing the Company shall continue to have, good title to, or a valid leasehold interest in, all of its assets, rights and properties (including the Company Contracts), free and clear of all Liens, except for Permitted Liens. Immediately after the Closing, the leases and other agreements or instruments under which a Company holds, leases or is entitled to the use of any real or personal property or rights thereto will be in full force and effect and all rentals or other payments due and payable thereunder prior to the Closing Date will have been duly paid.

(ii)  Except as set forth on Section 3.12(b)(ii) of the Blass Disclosure Schedule, no Person other than a Blass Party owns any equipment or other tangible assets or properties situated on the Leased Real Property or necessary to the operation of the Companies’ business. Section 3.12(b)(ii) of the Blass Disclosure Schedule, includes a correct and complete list of all property, plant and equipment used in the operation of the Companies’ business as currently conducted, including the location of all such property and Equipment.

3.13   Intellectual Property.

(a)  Section 3.13(a) of the Blass Disclosure Schedule contains an accurate and complete list of all registrations (and applications for registration) of Intellectual Property as well as any material unregistered trademarks, trade names, service marks, logos or slogans, owned (in whole or in part), licensed to any extent or used in the conduct of any Company’s business as currently conducted, whether in the name of that Company, any employee, another Company, any Stockholder, or otherwise. Each Company owns or has the valid right to use pursuant to a Company Contract set forth in Section 3.10(a)(xii) of the Blass Disclosure Schedule, in each case as and to the extent currently used in its business, all Intellectual Property that is necessary to or used in the operation of its business as currently operated (collectively, the “Company Intellectual Property”), and the Companies taken together own all Intellectual Property arising or resulting from the operation of the business, including activities of licensees under the agreements set forth in Section 3.11(a) of the Blass Disclosure Schedule. Each item constituting part of the Company Intellectual Property has been, to the extent indicated in Section 3.13(a) of the Blass Disclosure Schedule, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities as are indicated in Section 3.13(a) of the Blass Disclosure Schedule and such registrations, filings and issuances remain in full force and effect. All trademarks, trade names, service marks, logos and slogans (and any filings, applications, renewals, extensions or rights thereto) owned by any Company (including for this purpose those held in the name of Bill Blass Ltd. as the predecessor name to Licensing in Chile, Guatemala, Norway, Italy and Denmark) are referred to herein as the “Blass Trademarks”. Except as set forth in Section 3.13(a) of the Blass Disclosure Schedule all Company Intellectual Property is valid and enforceable and no claim by any Person contesting the validity, enforceability, use or ownership of any of the same has been made, is currently outstanding or, to the knowledge of the Blass Parties, is threatened.

(b)  Except as set forth in Section 3.13(a) of the Blass Disclosure Schedule, the Company Intellectual Property and the operation of the business as currently conducted by the Companies do not infringe, misappropriate or otherwise violate any Intellectual Property right of any Person. Except as set forth in Section 3.13(a) of the Blass Disclosure Schedule, no claim, written or oral, has been asserted or, to the knowledge of the Blass Parties, could be asserted which threatens or, to the knowledge of the Company and the Stockholders, could threaten, that the use of the Company’s Intellectual Property in a manner consistent with past practice, or the operation of the business as currently conducted by the Companies, does or may infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. Except as set forth in Section 3.13(a) of the Blass Disclosure Schedule, to the knowledge of the Blass Parties, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any of the Company Intellectual Property. No Company is in breach of, or default under, any term of any contract relating to Intellectual Property and, to the Blass Parties knowledge, no other party to any such contract is in breach thereof or default thereunder.

(c)  Except as set forth in Section 3.11(a) or Section 3.13(c) of the Blass Disclosure Schedule, no Blass Party has granted any license, franchise or permit to any Person to use any of the Company Intellectual Property and no other Person has the right to use the same trademarks, trade names, service marks, logos or slogans used by the Company or any similar terms likely to dilute or lead to confusion.

(d)  Since January 1, 2001, none of the Companies has conducted its business under any corporate, trade or fictitious name other than its name.

(e)  The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Blass Parties in the conduct of its business is sufficient in all material respects for the current and reasonably anticipated future needs of such business.

3.14  Taxes.

(a)  All material Tax Returns required to be filed prior to the Closing Date by or on behalf of any of the Companies have been or will be duly and timely filed with the appropriate taxing authority (after giving effect to any valid extensions of time in which to make such filings) and at the time of such filing, all such Tax Returns were or will be true, correct and complete in all material respects and completed in all material respects in accordance with applicable Law. Except as set forth in Section 3.14(a) of the Blass Disclosure Schedule, none of the Companies is the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed. No agreement, waiver or other document extending or having the effect of extending the period for assessment or collection by a Governmental Entity of Taxes (including, but not limited to, any applicable statute of limitation for any such assessment or collection) has been executed and filed with the Internal Revenue Service (“IRS”) or any other taxing authority by or on behalf of any of the Companies, other than an agreement, waiver or other document that is not currently in effect or is with respect to a Tax period which has since been closed. No power of attorney with respect to any Tax matter relating to the Companies is in force as of the time of Closing.

(b)  All Taxes (whether or not shown or required to be shown on any Tax Return) required to be paid prior to the Closing Date by or on behalf of the Companies have been or will be fully and timely paid. The unpaid Taxes of the Companies (A) did not as of September 30, 2006 exceed the reserve for Tax liability for such Companies on the balance sheet included in the Company Financial Statements as of such date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (B) for all Tax periods (or portions thereof) ending on or prior to the Closing Date, will not exceed such reserve as adjusted for operations and transactions through the Closing Date (including, for the avoidance of doubt, any Tax liability arising in connection with the transactions and events contemplated in the Transaction Documents), as determined in accordance with GAAP and the past custom and practice of the Companies in preparing and filing their Tax Returns.

(c)  Except as set forth on Section 3.14(c) of the Blass Disclosure Schedule, no material Tax Return filed by or on behalf of any Company for any taxable period or portion thereof ending after December 31, 1999, has been audited or examined by a government or taxing authority nor to the knowledge of Stockholders is any such audit or examination currently in process or pending, and none of the Companies has been notified by any taxing authority in writing of any request for any such audit or examination. All deficiencies asserted in writing or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns filed by or on behalf of any Company have been fully paid (other than any deficiency or assessment that has been resolved or satisfied on or prior to September 30, 2006 and is properly reflected on the Company Financial Statement as of such date), and to the knowledge of the Stockholders, none of the Companies is currently a party to any administrative or court proceeding for assessment or collection of Taxes. No issue has been raised by the IRS or any other taxing authority in any prior examination of any Tax Returns filed by or on behalf of any Company which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any taxable period of such Company ending after the Closing Date. To the knowledge of Stockholders, no claim has been made by a taxing authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to Tax by that jurisdiction.

(d)  Each Company has made available to Buyer correct and complete copies of all Tax Returns filed by or on behalf of such Company since 2002 and all written audit or examination reports and written statements of Tax deficiencies received by a Company since 2002.

(e)  Except as set forth in Section 3.14(e) of the Blass Disclosure Schedule, no Company is currently party to any Tax allocation or sharing agreement other than an agreement among members of the Affiliated Group comprised of the Companies.

(f)  Each Company has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods in accordance with all applicable Laws.

(g)  None of the Companies has received any private letter ruling from the IRS or any comparable ruling from other taxing authorities that would reasonably be expected to affect the federal income or other Taxes of such Company for any taxable period ending after the Closing Date.

(h)  None of the Companies nor any Person on behalf of any Company has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method initiated by a Company that would affect any taxable year ending after the Closing Date or, to the knowledge of Stockholders, has any knowledge that a taxing authority has proposed in writing any such adjustment, or, to the knowledge of the Stockholders, has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of such Company or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to such Company that would affect any taxable year ending after the Closing Date.

(i)  None of the Companies has elections in effect for federal income Tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code that would affect any taxable year ending after the Closing Date.

(j)  None of the Companies has “participated” in a “reportable transaction” with respect to which reporting is required pursuant to Treasury Regulation Section 1.6011-4(a). None of the Companies has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute or state, local or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any predecessor statute or state, local or foreign Tax law).

(k)  None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(l)  There is no contract, agreement, plan or arrangement to which any Company is a party and which covers any current or former employee of any Company that, individually or collectively, would give rise to the payment of any amount that would not be deductible by any Company pursuant to the terms of Section 280G of the Code.

(m)  Except as set forth in Section 3.14(m) of the Blass Disclosure Schedule, none of the Companies is or has been a member of an Affiliated Group (other than an Affiliated Group of which Holding is the common parent) for any taxable period for which the statute of limitations on assessment of income Taxes has not expired. Except as set forth in Section 3.14(m) of the Blass Disclosure Schedule, none of the Companies has any liability in excess of the amounts accrued on the Closing Date Statement as finally determined pursuant to Section 2.3 herein for the Taxes of any Person (other than the Companies) for any Tax period beginning before the Closing Date (i) as a transferee or successor, or (ii) pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that would give rise to a payment or indemnification obligation (other than agreements among or between the Companies and other than customary Tax indemnifications contained in credit or other commercial agreements, the primary purpose of which agreements does not relate to Taxes). None of the Companies owns an equity interest in any Person (other that International) that is properly treated as a partnership for U.S. federal income Tax purposes or would be properly treated as a pass-through or disregarded entity for any income Tax purpose.

(n)  Except as set forth in Section 3.14(n) of the Blass Disclosure Schedule, none of the Stockholders is a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid pursuant to this Agreement to foreign persons.

(o)  Except for Permitted Liens, there are no liens as a result of any unpaid Taxes upon any of the assets of the Companies.

(p)  No property owned by a Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(q)  Except as set forth in Section 3.14(q) of the Blass Disclosure Schedule, none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period beginning after the Closing Date, or for the post-Closing Date portion of any Interim Tax Period, as a result of any (i) intercompany transactions that occurred prior to the Closing Date or any excess loss account that exists as of the Closing Date described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

3.15   Absence of Certain Changes or Events. Except as set forth in Section 3.15 of the Blass Disclosure Schedule or as contemplated by the Transaction Documents, since December 31, 2005 none of the Companies has:

(a)  made an amendment to its certificate of incorporation, membership agreement, operating agreement, association agreement, bylaws or other governing documents;

(b)  issued or sold any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or received any payment based on the value of, its capital stock (or other equity securities) or any securities convertible or exchangeable into shares of its capital stock (or other equity securities) (including any stock options, phantom stock or stock appreciation rights)

(c)  adjusted, split, combined or reclassified its capital stock, or declared, paid or made any dividend or made any other distribution on, or directly or indirectly redeemed, purchased, retired or otherwise acquired, any shares of its capital stock (or other equity securities) or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(d)  been requested to transfer any, and has not permitted the registration of a transfer of any, shares of capital stock (or other equity securities) or any stock options;

(e)  has merged or consolidated with any other Person, acquired any capital stock or other securities of any other Person, or acquired all or a significant portion of the assets of any Person;

(f)  incurred any material obligation or liability, fixed or contingent, or engaged in any transactions, except in the ordinary course of business;

(g)  suffered any material adverse change in the financial condition, results of operations, properties or business of the Companies;

(h)  suffered the occurrence of any events which, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect;

(i)  created or assumed any Liens, except for Permitted Liens, and other than in the ordinary course of business consistent with past practices;

(j)  sold, transferred, leased, licensed, terminated or otherwise disposed of any of its assets or properties, including any Company Intellectual Property except for the sale of obsolete or worn out equipment and the collection of accounts receivables and sale of Inventory in the ordinary course of business consistent with past practices;

(k)  entered into any agreement, commitment or understanding outside the ordinary course of business or providing for total payments by the Companies in excess of $100,000 with any Person, in either case relating to the Companies;

(l)  materially changed any method of accounting or accounting principles or practice relating to the Companies, except for any such change required by reason of a change in GAAP;

(m)  (i) granted the right to receive any severance, retention or termination pay to any current or former manager or employee of the Companies, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former manager or employee of the Companies, (iii) increased or accelerated the vesting or benefits payable under any existing severance or termination pay policies or employment agreements with any current or former manager or employee of the Companies, (iv) increased or accelerated the vesting or payment of compensation, bonus or other benefits payable to current or former managers or employees of the Companies other than, in the case of clause (iv) only, normal increases in compensation, bonus or other benefits payable to employees of the Companies in the ordinary course of business consistent with past practice or (v) amended or adopted any Company Benefit Plan;

(n)  made material changes in the business policies (including advertising, budgeting, marketing, personnel, pricing, purchasing, or sales) or organization of the Companies;

(o)  suffered any labor dispute, other than routine individual grievances, or any activity or Proceeding by a labor union or representative thereof to organize any employees of the Companies, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(p)  suffered any loss or termination of, or any material adverse change in relations with, any licensee listed in Section 3.11 of the Blass Disclosure Schedule;

(q)  failed to pay trade payables or collect accounts receivables in a normal and customary manner consistent with past practice;

(r)  transferred or granted to any Person rights under any Company Contract or relating to the Companies’ Intellectual Property, other than as a consequence of the conduct of business in the ordinary course of business; or

(s)  agreed to do any of the foregoing.

3.16    Absence of Undisclosed Liabilities. No Company has any obligation, liability or unrealized losses (whether pursuant to Contracts or otherwise) of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or disclosed on the face of the September 30, 2006 balance sheet included in the Company Financial Statements (the “Companies Balance Sheet”), (ii) those incurred in the ordinary course of business since the date of the Companies Balance Sheet and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit or a liability to repay or refund to any Person any amount previously received by any Company) that, individually or in the aggregate, are not material and (iii) those incurred in accordance with the terms of this Agreement for the purpose of effecting the transactions contemplated hereby. Except as set forth in Section 3.16 of the Company Disclosure Schedules, without limiting the foregoing, the Companies, their advisors and agents have been released from all liabilities and obligations arising from prior negotiations to sell the Companies.

3.17    Interested Party Transactions. Except as set forth in Section 3.17 of the Blass Disclosure Schedule, no Company is indebted to any officer, director, stockholder, employee or agent thereof, and no such Person is indebted to a Company, including any receivable due or owed between any Company and such Person. Except as set forth in Section 3.17 of the Blass Disclosure Schedule, none of the Blass Parties or, to the knowledge of the Blass Parties, any of their Affiliates, managers, members or their relatives or spouses (or relatives of such spouse), nor any entity controlled by one of more of the foregoing is a party to a Company Contract or has any cause of action or other claim whatsoever against, or owes any amount to, any Company, except for accrued vacation pay and accrued benefits under employee benefit plans.

3.18    Books and Records. The books of account and other financial and corporate records, including general ledgers and cost accounting records, of each Company, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of each Company made available to Buyer contain a complete and accurate summary of all meetings of directors or members as the case may be or actions by written consent since the time of organization of each Company, and reflect all transactions referred to in such minutes accurately in all material respects.

3.19    Environmental Matters. (a) None of the Companies has received any written communication that remains outstanding and alleges that either a Company is not in compliance with, or is subject to liability under, any Environmental Laws; (b) to the Blass Parties’ knowledge, the current and former properties, operations and activities of each Company is and was at all times in compliance with all Environmental Laws; (c) no Company has received written notice of or entered into any judgment, decree or order issued by any Governmental Entity relating to compliance with or liability under any Environmental Law or to any investigation or cleanup of Hazardous Materials under any Environmental Law; and (d) all Permits required under applicable Environmental Laws for the operation of the Companies’ business as presently conducted are valid and in full force and effect and the Companies have complied and are in compliance in all material respects with the terms and conditions of such Permits.

3.20   Accounts and Notes Receivable. Except as set forth in Section 3.20 of the Blass Disclosure Schedule, all of the accounts receivable and notes receivable owing to each Company (the “Receivables”) constitute valid claims arising from bona fide transactions in the ordinary course of business, and to the knowledge of the Blass Parties, there are no written asserted claims, or to the knowledge of the Blass Parties, written refusals to pay or other written asserted rights of set-off against any thereof. As of the Closing Date, no Receivable is pledged to any third party. Set forth in Section 3.20 of the Blass Disclosure Schedule is a true and correct aging of the Receivables of each Company as of September 30, 2006 with updates through the Closing Date to the extent reasonably available.

3.21  Employment.

(a)  Set forth in Section 3.21 to the Blass Disclosure Schedule is a list of each person currently employed by any of the Companies, except for the Stockholders (the “Employees”) and with respect to each such Employee the following information: (i) the employer of such Employee, (ii) the amount of salary currently being paid on a gross annualized basis, the hourly pay rate (if applicable) of such Employee and the amount of compensation paid in 2006 through date hereof; (iii) the nature and amount of all compensation proposed to be paid during calendar year 2006, (d) the material terms of any employment or similar agreement with such Employee; and (iv) the nature and amount of any perquisites or personal benefits currently being provided to or for the account of such Employee, other than the employee benefit plans of general application described in Section 3.22 below. Also set forth in Section 3.21 to the Blass Disclosure Schedule is a list of individuals who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by the Companies during calendar year 2005, and through the date hereof in 2006 and the hourly pay rate or other compensatory arrangements with respect to each such Person.

(b)  To the knowledge of the Blass Parties, no Employee is a party to any Confidential Information or other agreement that in any way restricts the ability of such Employee to perform his or her duties for the Company.

(c)  Each of the Companies has complied with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, nondiscrimination, harassment, layoffs and the payment of social security and other Taxes. There are no pending or, to the knowledge of the Company, threatened charges of unfair labor practices on employment discrimination or other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Companies. All persons who have performed services for any Company and have been classified as independent contractors have satisfied the requirements of applicable Law to be so classified, and as applicable each Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

(d)  There are no Proceedings pending or, to the knowledge of the Blass Parties, reasonably expected or threatened, between any of the Companies, on the one hand, and any current or former employees thereof, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There are no claims pending or, to the knowledge of the Blass Parties, reasonably expected or threatened, against any of the Companies under any workers’ compensation or long term disability plan or policy applicable to any current or former employees.

(e)  Except as set forth in Section 3.21(e) of the Blass Disclosure Schedules none of the Companies is a party to, or bound in any manner by, any collective bargaining agreement contract, or other agreement of understanding with a labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations, and none of the Blass Parties know of any activities or proceedings of any labor union to organize their employees by any Person, unit or group seeking to act as their bargaining agent. To the knowledge of the Companies, no union representation elections relating to the Companies’ employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Companies by any Governmental Entity is pending or threatened. There has not been over the last three years any labor strike, slowdown or work stoppage or lockout by employees of the Companies.

(f)  Each Company has provided all of its employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement. None of the Companies has instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees. Neither the execution or delivery of this Agreement, nor the continuing conduct of the Companies business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default of, any contract under which the Employees are now obligated.

3.22    Employee Benefits.

(a)  Section 3.22 of the Blass Disclosure Schedule lists each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, and each other employment, severance, incentive, retention, consulting, change-in-control, fringe benefit, collective bargaining, deferred compensation, or other compensatory plan, policy, agreement or arrangement which is made or maintained with or for the benefit of any current or former employee, director or other personnel of any of the Companies or contributed to by any of the Companies or under which any Company has or may have a direct or indirect liability (each a “Company Benefit Plan”).

(b)  The Company has delivered to Buyer true and complete copies of each Company Benefit Plan document, and, as applicable, true and complete copies of (1) any related trust agreements, insurance contracts or other funding agreements or arrangements, (2) the most recent summary plan description and any summary of material modifications, (3) the most recent determination letter or opinion letter issued by the IRS and any pending application for a determination letter or opinion letter with respect to any Company Benefit Plan intended to qualify under Code Section 401(a) (“Qualified Plan”), and (4) the last two Form 5500 filings.

(c)  Each Company Benefit Plan has been maintained and administered in all material respects in accordance with its terms and the provisions of applicable law, including ERISA and the Code. No compensation paid or required to be paid under any Company Benefit Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code.

(d)  All contributions, premium and benefit payments required to be made under or in connection with each Company Benefit Plan through the Closing Date have been made or properly accrued, and all contributions, premium and benefit payments not yet required to be made under or in connection with each Company Benefit Plan through the Closing Date will have been made or properly accrued.

(e)  Each Company Benefit Plan which is a Qualified Plan is a prototype or volume submitter plan or has received from the United States Internal Revenue Service (the “IRS”) a favorable determination letter as to its qualification under the Code and, to the Blass Parties’ knowledge, no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust.

(f)  With respect to each Company Benefit Plan, no Proceeding or investigation with respect to the administration or the investment of plan assets (other than routine claims for benefits) is pending or, to the Blass Parties’ knowledge, threatened or anticipated.

(g)  Except as set forth in Section 3.22 of the Blass Disclosure schedule:

(i)  None of the Companies or any ERISA Affiliate thereof contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or employee pension plan subject to Title IV of ERISA or Code Section 412 or has any liability, or indirect liability, including any liability on account of a “partial withdrawal” or complete withdrawal (as defined in ERISA Sections 4203 and 4201 respectively), under any Multiemployer Plan or under Title IV of ERISA. None of the Companies or any ERISA Affiliates are bound by any Contract that would result in any direct or indirect liability described in ERISA Section 4204. No Company Benefit Plan is a multiple employer plan subject to Section 413(c) of the Code.

(ii)  None of the Companies nor any Company Benefit Plan has any obligation to provide post-employment medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, directors, officers, or independent contractors or such persons’ spouses, dependents or other beneficiaries (other than in accordance with COBRA or comparable state law); each Company Benefit Plan which is a group health plan has at all times been maintained in material compliance with COBRA, and each group health plan maintained by any ERISA Affiliate has been maintained in material compliance with COBRA.

(iii)  None of the Blass Parties or any employees of the Blass Parties, or to the Blass Parties’ knowledge, any other Person has engaged in a non-exempt prohibited transaction with respect to any Company Benefit Plan which has resulted or may result in liability to any of the Companies; none of the Companies has incurred any liability for any penalty or tax, nor, to the Blass Parties’ knowledge, does any fact exist which would subject any of the Companies to any penalty or tax, under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA; and, no fiduciary of any Company Benefit Plan (as defined in Section 3(21) of ERISA) which such fiduciary is a Blass Party or any employee of any Blass Party or, to the knowledge of any Blass Party, any other Person who is a fiduciary has any liability for breach of fiduciary duty with respect to the investment or administration of the assets of any Company Benefit Plan.

(h)  No event has occurred or circumstance exists with respect to any of the Companies or the participants and beneficiaries of any Company Benefit Plan that could reasonably be expected to result in a material increase in expenses (including premiums, contributions and/or benefit payments).

(i)  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (1) entitle any current or former employee, director or officer of any of the Companies to severance pay or any other payment or benefit, (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or (3) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit. There are no agreements or arrangements pursuant to which any of the Companies or Buyer would be required to make a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with a termination of employment or other event).

(j)  The Company has correctly classified each individual performing services for the Company as an Employee, independent contractor, consultant or “leased employee” for the purposes of the Company Benefit Plans.

3.23  Insurance. Each Company carries property, liability, workers’ compensation and such other types of insurance pursuant to the insurance policies listed and briefly described in Section 3.23 of the Blass Disclosure Schedule (collectively, the “Insurance Policies” and each individually, an “Insurance Policy”). The Insurance Policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the Companies’ reasonable judgment, adequate to insure fully (subject to the deductibles and retention amounts described in Section 3.23 of the Blass Disclosure Schedule) against risks to which the Companies and their assets may be exposed in the course of their operations as currently conducted. There is no individual claim in excess of $10,000, nor are there aggregate claims exceeding $100,000, pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All of the Insurance Policies are valid and enforceable policies, all premiums due and payable under all such policies and bonds have been paid and the Companies are in compliance in all material respects with the terms of such policies and bonds. None of the Blass Parties has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, or if there are, the Companies have given all notices or has presented all potential or actual claims under any such Insurance Policy in due and timely fashion. Section 3.23 of the Blass Disclosure Schedule sets forth a list of all claims under any Insurance Policy in excess of $25,000 per occurrence filed by or on behalf of a Company since January 1, 2003. The Insurance Policies are sufficient for compliance in all material respects with all requirements of Applicable Law and the terms of the Company Contracts.

3.24    [Reserved].

3.25   Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon any Company which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any current or future business practice of the Companies, any acquisition of property by any Company or the conduct of the Companies’ business as currently conducted or as proposed to be conducted by any Company.

3.26    [Reserved].

3.27   Certain Business Practices. No Company nor, to the knowledge of the Blass Parties, any stockholder, manager, agent or employee of any of the Companies has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.28   Couture Sale. Except as set forth in Section 3.28 of the Blass Disclosure Schedule, the Couture Sale will not result in the transfer, assignment or conveyance of any assets or property used or owned by the Companies, and will not result in the assumption of any liability by the Companies arising from the operation of Couture.

3.29    Investment. Each Stockholder (a) understands that the Parent Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Parent Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Shares, and (f) is an Accredited Investor.

3.30    Representations Complete. None of the representations or warranties made by the Blass Parties herein, in the Blass Disclosure Schedule, or in any other Schedule or Exhibit hereto, or certificate furnished by any of them pursuant to this Agreement or any written statement furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits, or will omit at the Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact (other than matters of a general economic or political nature that do not affect the Companies uniquely as compared to the industry in which they operates) known to the Blass Parties that have not been disclosed to Buyer that might reasonably be expected to have or result in a Company Material Adverse Effect or adversely affect the ability of the Companies to conduct their business after the Closing as currently conducted and as currently proposed to be conducted.

ARTICLE IV

Representations and Warranties of Buyer and Parent

In order to induce the Blass Parties to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, Parent and Buyer represent and warrant to the Blass Parties that the statements contained in this Article IV are true and correct subject to those exceptions set forth in the disclosure schedules attached hereto and delivered to the Blass Parties on the date hereof (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule with respect to this Article IV will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV. Any matter disclosed in a numbered and lettered section of the Buyer Disclosure Schedule shall be deemed to be disclosed in other locations throughout the Buyer Disclosure Schedule to the extent such disclosure is reasonably apparent:

4.1  Organization.

(a)  Each of Parent and Buyer is duly organized, validly existing and in good standing under the laws of its incorporation, organization or formation. Each of Parent and Buyer has all requisite right, power and authority to (i) own or lease and operate its properties and assets, (ii) conduct its business as presently conducted, and (iii) engage in and consummate the transactions contemplated hereby.

(b)  Each of Parent and Buyer is duly licensed or qualified to do business as a foreign corporation or a limited liability company, as the case may be, and is in good standing in each jurisdiction in which such Company conducts its business or the leasing or operation of its properties makes such licensing or qualification necessary. Parent has heretofore delivered to the Blass Parties true and complete copies of the certificate of incorporation and other organizational documents of Parent and Buyer as currently in effect.

4.2  Authorization; Enforceability. Each of Parent and Buyer has the power and authority and has taken all necessary action to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof.

This Agreement and the other Transaction Documents to which Parent or Buyer is a party have been duly authorized and approved by the Board of Directors (or similar governing body) of Parent and Buyer, and no other corporate or other action on the part of Parent and Buyer is necessary to authorize the execution, delivery and performance of this Agreement by Parent or Buyer and the consummation by Parent and Buyer of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Buyer. This Agreement is (and each of the other Transaction Documents to which Parent or Buyer is a party, when executed and delivered by such party, will be) a legal, valid and binding obligation of Parent or Buyer and enforceable against such party, in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or by general equity principles.

4.3  No Violation or Conflict. The execution, delivery and performance by Parent and Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby (i) will not violate, with or without the giving of notice or the lapse of time or both, any law, rule, regulation, court order, writ, judgment, injunction or decree applicable to Buyer or Parent or any of their respective properties or assets, (ii) will not violate or breach the organizational documents of Buyer or Parent, (iii) will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer or Parent under any material Contract to which such Parent or Buyer is a party or by which Parent or Buyer or any of its assets is bound or affected, and (iv) will not result in the creation of any Lien on any of the assets or properties of Buyer or Parent, and excluding from the foregoing clauses (i), (iii) and (iv) permits, consents, approvals, notices and filings the absence of which, and violations, breaches and defaults the existence of which, would not prevent Buyer or Parent from performing its obligations under this Agreement.

4.4  Consents and Approvals. No consent, approval, waiver or authorization of, or registration, declaration, qualification or filing with or notice to any Governmental Entity, or any other Person, is required to be made by Parent or Buyer in connection with the execution, delivery or performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and/or the consummation by Buyer or Parent of the transactions contemplated hereby and thereby, except for the notification and/or approval to the extent required under the HSR Act.

4.5  Brokers. Neither Buyer nor Parent has employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the origination, negotiation or execution of this Agreement.

4.6  Adequacy of Funds. Buyer has and will have the funds required to consummate the transactions contemplated by this Agreement on the Closing Date.

4.7  SEC Documents and Other Reports. Parent has timely filed with the SEC all documents required to be filed by it since January 1, 2006 under the Securities Act or the Exchange Act (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the condensed consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the condensed consolidated results of their operations and their condensed consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, all of which are of a recurring nature and non of which individually or in the aggregate would have a material adverse effect on Parent or and of its Subsidiaries.).

4.8  Absence of Changes. Except as disclosed in the Parent SEC Documents, since September 30, 2006 there has not been any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in Parent’s financial statements, except changes in the ordinary course of business that have not created, in the aggregate a material adverse change on Parent or any of its Subsidiaries excluding for this purpose, any adverse change arising out of or relating to: (i) changes in general business or economic conditions; (ii) changes in the industry in which Parent operates; (iii) any fluctuations in value of Parent’s portfolio of mortgage-backed securities and/or (iv) the announcement or performance of the transactions and obligations contemplated hereby.

4.9  Parent Shares. All of the Parent Common Stock issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any liens (other than those created under federal and state securities laws or the Voting Agreement) and not subject to preemptive or other similar rights of the stockholders of Parent.

4.10    Investment Representations. Buyer represents that (a) all of the Purchased Shares will be acquired for its account and not with a view towards distribution thereof; (b) it understands that the Purchased Shares have not been registered under the Securities Act or any applicable state securities or “blue sky” laws and that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities and “blue sky” laws or unless an exemption from such registration is available; (c) it is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act; (d) it understands that the certificates representing the Purchased Shares may bear legends to the effect that the Purchased Shares may not be transferred except upon compliance with the registration requirements of the Securities Act or any applicable state securities or “blue sky” laws or an exemption therefrom; (e) it has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment, and (e) it had reasonable time and opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the transactions contemplated hereby and to obtain additional information from the Stockholders and the Companies.

4.11   Compliance with Laws, Licenses, Permits. Each of Buyer and Parent has owned and operated its business so as to comply with, is not in violation of, and has not received any notices of violation with respect to any Applicable Law or any restrictions, licenses, property, privacy or other proprietary or intellectual property rights or any other rights whatsoever of any Person, except for such noncompliance or violation which has not had and could not reasonably be expected to have a material adverse effect on its business. Each of Buyer and Parent has obtained each federal, state, county or local governmental Permit that is required or necessary for the operation or operation of its properties or the conduct of its business as presently conducted. No such Permit is subject to revocation or forfeiture by virtue of any existing circumstances, including the consummation of the transactions contemplated by this Agreement and the Transaction Documents, there is no Proceeding pending or, to the knowledge of Buyer or Parent, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation or, to the knowledge of Buyer or Parent, investigation that would reasonably be likely to materially adversely affect such Permit.

4.12    Litigation. Except as set forth in the Parent SEC Documents, there is no material Proceeding pending or, to the knowledge of Buyer or Parent, threatened, against Buyer or Parent or any of Buyer’s or Parent’s officers or directors (in their capacities as such). There is no Proceeding pending, or to the knowledge of Buyer or Parent, threatened against Buyer or Parent that questions the validity of this Agreement, any other Transaction Document or any action taken or to be taken hereunder or thereunder, or that would have a material adverse effect on the ability of Buyer or Parent to perform its obligations under this Agreement or any other Transaction Document. Except as set forth in the Parent SEC Documents, there is no judgment, order or decree of any Governmental Entity against Buyer, or, to the knowledge of Buyer, any of Buyer’s officers or directors (in their capacities as such). No Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to Buyer or Parent. All Proceedings have been timely reported to all applicable insurance carriers and no reservation of rights or denial of coverage has been issued by any such carrier.

ARTICLE V

Conditions Precedent to Buyer’s Obligations

All obligations of Buyer under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Buyer, in its sole discretion:

5.1  Blass Parties’ Performance. The Blass Parties shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them by Closing, and each of the representations and warranties of the Blass Parties in this Agreement that is expressly qualified by a reference to materiality shall be true and correct in all respects as so qualified, and each of the representations and warranties of the Blass Parties in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty that is qualified by materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date).

5.2  No Litigation, Injunctions or Restraints. There shall not be pending or threatened any suit, action or proceeding by any Person, including any Governmental Entity, and neither Buyer, nor the Blass Parties shall have received any communication from any Person seeking to restrain or prohibit the consummation of the transactions contemplated hereby or by the other Transaction Document, seeking to place limitations on the ownership of the Purchased Shares by Buyer or seeking to obtain from Buyer any damages that are material in relation to the Companies.

5.3  No Material Adverse Change. No event, occurrence or development shall have occurred since the date of this Agreement and be continuing which has had or could reasonably be expected to result in any change, effect, event, occurrence or state of facts (or any development that has had or could reasonably be expected to have any change or effect) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

5.4  Governmental and Other Approvals. All governmental and third-party consents and approvals shall have been received and shall be in full force and effect that are necessary for consummation of the transactions contemplated by this Agreement and for Buyer to operate the businesses of the Companies following the Closing, in each case on terms and conditions reasonably satisfactory to Buyer, including, without limitation, consents for any deemed assignment of all license agreements required by the terms of any other agreements deemed reasonably material by Buyer. Parent shall have received copies of releases of all Liens (other than Permitted Liens) against any asset, property or right of the Companies.

5.5  Employment Agreements. Each of the persons set forth in Section 5.5 of the Blass Disclosure Schedule, shall have entered into an employment agreement with Buyer or its Affiliate, which shall include non-solicitation and non-competition covenants, on terms reasonably satisfactory to Buyer and such agreements shall be in full force and effect as of the Closing.

5.6  Warehouse Operation. Buyer shall have received an executed copy of an agreement reasonably satisfactory to Buyer pursuant to which a Person that is acceptable to Buyer will acquire the inventory, and succeed to the management, of the warehouse operations of The Resource Club and The Design and Source Holding Company, Ltd.

5.7  Couture License. International and Couture shall have entered into a license agreement on terms reasonably satisfactory to Buyer that licenses the Blass Trademarks to Couture.

5.8  Voting Agreement. Each Stockholder shall have entered into a Voting Agreement.

5.9  Jeanswear.  Buyer and a Person satisfactory to Buyer shall have entered into a license agreement on terms satisfactory to Buyer pursuant to which such third party shall hold a license to manufacture and distribute Bill Blass branded jeanswear for women and men in the United States (the “Jeanswear License”).

5.10   Payment of Indebtedness. The payment of Indebtedness under the Company Debt Agreements as set forth in the pay-off letters to be delivered at Closing (the “Company Debt Amount”) shall occur as set forth in Section 2.2(b) hereof.

5.11    Couture Sale. Couture shall no longer be owned, in whole or in part or directly or indirectly, by Holding, and the Couture Sale shall have been consummated.

5.12    Registration Rights Agreement. The Stockholders shall have entered into the Registration Rights Agreement, and such agreement shall be in full force and effect as of the Closing.

5.13    Escrow Agreement. Buyer, the Stockholders and the Escrow Agent shall have entered into the Escrow Agreement, and such agreement shall be in full force and effect.

5.14   Transfer from Couture. Prior to the Couture Sale, Couture shall have transferred, conveyed, assigned and transferred all intellectual property and design personal property, including, but not limited to, sketches, molds, any art work, archive materials, archived garments, press books, DVDs, videos, printed books, rights of publicity (if any), and any other proprietary creations and assets, to Holding, on terms and conditions reasonably satisfactory to Buyer.

5.15   Termination of Management Agreement. Licensing and International shall deliver written evidence terminating the management agreement dated November 5, 1999 among Licensing and International.

5.16    Deliveries by Blass Parties. The Blass Parties shall have delivered to Buyer:

(a)  Stock Certificates. Stock certificates representing the Purchased Shares in a form suitable for transfer to Buyer, together with stock or other powers executed by the Stockholders;

(b)  Corporate Books. The transfer books, ledgers, minute books and seals of each Company;

(c)  Resignations. Written resignations of all officers and directors of each Company;

(d)  Secretary’s Certificate. A certificate executed on behalf of each of the Companies by the authorized Secretary thereof dated the Closing Date certifying with respect to (i) a copy of each Company’s certificate of incorporation and bylaws or other organizational documents as in effect on the Closing Date, (ii) that such Company is not in violation of or default under any provision of its governing documents as of and on such Closing Date, (ii) attached resolutions of each Company, authorizing the execution and performance of this Agreement and all actions to be taken by the Company under this Agreement; and (iv) incumbency matters and such other proceedings relating to the authorization, execution and delivery of this Agreement as may be reasonably requested by Buyer.

(e)  Officer’s Certificate. A certificate executed on behalf of Holding (by two duly authorized executive officers with principal responsibility for the general management of the Company) that the conditions set forth in Section 5.1 and 5.11 have been satisfied. A certificate executed on behalf of Licensing (by two duly authorized executive officers with principal responsibility for the general management of the Company) that the conditions set forth in Section 5.1 have been satisfied. A certificate executed on behalf of International (by two duly authorized executive officers with principal responsibility for the general management of the Company) that the conditions set forth in Section 5.1 and 5.10 have been satisfied.

(f)  FIRPTA. An affidavit under Section 1445(b)(2) or (3) of the Code properly executed by the Stockholders that will exempt Buyer’s purchase of the Purchased Shares from withholding under Section 1445 of the Code.

(g)  Opinion. An opinion of counsel to the Companies in substantially the form attached as Exhibit 2.

(h)  Good Standing Certificates. Governmental certificates showing that the Companies are duly formed or incorporated and in good standing in the state or jurisdiction of its incorporation or formation, as applicable, certified as of a date not more than five days before the Closing Date.

(i)  Lien Searches. Lien Searches for federal and state tax liens, judgment liens, and other liens on standard form of Request for Information (Uniform Commercial Code Form UCC-11) for entries in the names of each Company, including under any assumed names, completed and certified by the Secretary of State of the applicable state or jurisdiction of its incorporation, dated no earlier than five days prior to the Closing Date and showing the absence of any such liens on the Companies’ assets, other than those listed on Schedule 5.16(i) of the Blass Disclosure Schedule and Permitted Liens.

(j)  Landlord Estoppel Certificates. Buyer shall have received duly executed estoppels certificates, in form and content reasonably acceptable to Buyer and the Stockholders, from all landlords, licensors and sublessors under the Real Property Leases.

(k)  Other Documents. Such additional certificates, documents, information and materials as Buyer shall reasonably request.

(l)  Intellectual Property Registration Updates. Buyer shall have received documentation, in form and content reasonably acceptable to Buyer, evidencing that (x) all U.S. registrations (and applications for registration) of Company Intellectual Property (except for Intellectual Property licensed to a Company) are held legally and equitably in the name of International and (y) all of the foreign registrations (and applications for registration) of Company Intellectual Property (except for Intellectual Property licensed to a company) from a jurisdiction listed on Section 5.16(l) of the Blass Disclosure Schedules are held legally and equitably in the name of the International, other than for those in Italy and Denmark which are held equitably in the name of International but legally in the name of Bill Blass Ltd. as the predecessor to International.

ARTICLE VI

Conditions Precedent to Blass Parties’ Obligations

All obligations of the Blass Parties under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Blass Parties, in their sole discretion:

6.1  Buyer’s Performance. Parent and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them by Closing and each of the representations and warranties of Parent and Buyer in this Agreement that is expressly qualified by a reference to materiality shall be true and correct in all respects as so qualified, and each of the representations and warranties of Parent and Buyer in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty that is qualified by materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects as of such earlier date). The Blass Parties shall have received a certificate, dated as of the Closing Date, executed on behalf of Parent and Buyer certifying that the conditions specified in this Section 6.1 have been fulfilled.

6.2  No Litigation, Injunctions or Restraints. There shall not be pending or threatened any suit, action or proceeding by any Person, including any Governmental Entity, and neither Buyer, nor the Blass Parties shall have received any communication from any Person seeking to restrain or prohibit the consummation of the transactions contemplated hereby or by the other Transaction Document.

6.3  Registration Rights Agreement. Parent shall have entered into the Registration Rights Agreement, and such agreement shall be in full force and effect as of the Closing.

6.4  Escrow Agreement. Buyer and the Escrow Agent shall have entered into the Escrow Agreement, and such agreement shall be in full force and effect.

6.5  Deliveries by Buyer. Parent and Buyer, as applicable shall have delivered to the Blass Parties:

(a)  Cash Purchase Price. A wire transfer to the Stockholders of immediately available funds in the amount of the Cash Purchase Price as provided in Section 2.2, to such accounts as the Stockholders specify to Buyer at least two days prior to Closing;

(b)  Parent Shares. Stock certificates evidencing the Parent Shares, registered in the names of the Stockholders as specified by the Stockholders at least two days prior to Closing.

(c)  Good Standing Certificates. Governmental certificates showing that Parent and Buyer are duly incorporated or formed and in good standing in the state or jurisdiction of their incorporation or formation, certified as of a date not more than five days before the Closing Date; and

(d)  Certified Resolutions. Certified resolutions of the Board of Directors of Parent and Buyer approving the execution and delivery of this Agreement and the other Transaction Documents and authorizing the consummation of the transactions contemplated hereby and thereby.

ARTICLE VII

Indemnification

7.1  Indemnification.

(a)  Survival. All covenants and agreements made by the Blass Parties, Parent or Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect. All representations and warranties made by the Blass Parties, Parent or Buyer, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first year anniversary of the Closing Date (the “Survival Date”), regardless of any investigation made by the Blass Parties, Parent or Buyer or on their behalf, except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim or action); provided, however, that the representations and warranties (i) in Section 3.14 shall survive and remain in full force and effect until 30 days after the expiration of the applicable statute of limitations for the assessment of Taxes (including all periods of extension, whether automatic or permissive), (ii) in Sections 3.3, 3.22, 3.30, 4.3, 4.9 and 4.10 shall survive and remain in full force and effect until the expiration of the applicable statute of limitations, and (iii) in Sections 3.1, 3.2, 3.4, 3.6, 4.1, 4.2 and 4.5 shall survive and remain in full force and effect indefinitely.

(b)  Indemnification by Stockholders. Subject to the limitations set forth in this Article VII, each Stockholder will jointly and severally indemnify, defend and hold harmless Buyer, its managers, members, officers, directors, agents, attorneys and employees, (hereinafter “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, penalties, fines, liabilities and expenses (including reasonable legal fees and expenses, court costs and costs of investigation) arising from claims, demands, actions, causes of action, injunctions, judgments, orders or rulings (collectively, “Damages”) incurred or sustained by Buyer Indemnified Parties as a result of:

(i)  any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean that either a Blass Party has breached, any representation or warranty contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein;

(ii)  a breach by a Blass Party of any covenant or other agreement contained herein and any certificate or other document delivered pursuant hereto;

(iii)  other than amounts expressly set forth in the Final Working Capital, any and all loss, liability or damage suffered or incurred by any of Buyer Indemnified Parties in respect of or in connection with any and all debts, liabilities and obligations of, any Company, Couture or the Couture Sale, direct or indirect, fixed, contingent, legal, statutory, contractual or otherwise, which shall exist at or as of the Closing Date (including, but not limited to, any Multiemployer Plan or any Company Benefit Plan) or which shall arise after the Closing Date but which shall be based upon or arise from any act, transaction, circumstance, state of facts or other condition which occurred or existed, whether or not then known, due or payable, as of the Closing Date;

(iv)  except to the extent Taxes are accrued or reserved for on the Closing Date Statement and thus reduce Working Capital as finally determined pursuant to Section 2.3 hereof, any and all Taxes of any of the Companies (A) for all taxable periods ending on or prior to the Closing Date; (B) for any Interim Tax Period which Taxes are allocable to the portion of the Interim Tax Period ending on the Closing Date (as determined pursuant to Section 10.1(c)); and (C) for all Taxes of any member (other than the Companies) of an Affiliated Group of which any of the Companies is or was a member on or prior to the Closing Date by reason of liability pursuant to Treas. Reg. §1.1502-6(a) or any analogous or similar state, local or foreign law or regulation but excluding any Taxes of any member of an Affiliated Group of which any of the Companies becomes a member (x) on the Closing Date at the time of or after the Closing or (y) any time after the Closing Date,

(v)  any collection, use, importation or exportation of personally identifiable information and other information relating to individuals that violates any Law, and

(vi)  all amounts owed to Atlantic Capital, LLC and CF Partners, LP pursuant to that letter agreement dated March 26, 2006 (as amended) from Atlantic Capital LLC and CF Partners, LP to The Resource Club, Ltd., The Design and Source Holding Co., Ltd., and Holding.

The Stockholders, Parent and Buyer acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing Date which, if resolved at the Closing Date, would have led to a reduction in the Purchase Price. The aggregate indemnification obligations of the Stockholders for Damages under Section 7.1(b) of this Agreement shall not exceed the sum of 20% of the amount of the Purchase Price received by the Stockholders under this Agreement as of the date on which payment of such Damages is made by the applicable Indemnifying Party, provided, however, that there shall be no limit on the Damages resulting from any representation or warranty set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.14, and 3.30.

(c)  Indemnification by Buyer. Subject to the limitations set forth in this Article VII, Parent and Buyer, jointly and severally, will indemnify, defend and hold harmless the Blass Parties, their respective stockholders, managers, officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control a Blass Party, within the meaning of the Securities Act (hereinafter “Blass Indemnified Parties”) from and against any and all Damages incurred or sustained by a Blass Indemnified Parties as a result of:

(i)  any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean that Parent or Buyer has breached, any representation or warranty by Buyer contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; or

(ii)  a breach by Parent or Buyer of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; or

(iii)  any and all Taxes of any of the Companies (or their respective successors) (A) for all taxable periods beginning and ending after the Closing Date, (B) for any Interim Tax Period which Taxes are allocable to the portion of the Interim Tax Period that begins after the Closing Date (as determined in a manner consistent with Section 10.1(c)), and (C) for all Taxes of any member of an Affiliated Group of which any of the Companies is a member at any time after the Closing Date pursuant to Treas. Reg. section 1.1502-6(a) or any analogous or similar state, local, or foreign law or regulation.

The aggregate indemnification obligation for Damages under Section 7.1(c) shall not exceed the sum of 20% of the amount of the Purchase Price received by the Stockholders under this Agreement as of the date on which payment of such Damages is made by the applicable indemnifying party provided, however, that there shall be no limit on the Damages resulting from any representation or warranty set forth in Sections 4.1, 4.2, 4.3, 4.5 and 4.10.

(d)  No Limit. Nothing in this Agreement shall limit the liability in amount or otherwise of any party for any breach of any representation, warranty or covenant if the Closing does not occur.

(e)  Basket for Claims. No claim for Damages arising out of any misrepresentation or breach of the representations and warranties shall be made (i) under Section 7.1(b)(i) unless the aggregate amount of Damages for which claims are made hereunder by the Buyer Indemnified Parties therein exceeds $175,000; or (ii) under Section 7.1(c)(i) unless the aggregate amount of Damages for which claims are made hereunder by the Blass Indemnified Parties exceeds $175,000; provided, that in either such event Buyer Indemnified Parties or Blass Indemnified Parties, as the case may be, shall be entitled to seek compensation for all Damages under this Agreement; provided, further, that the foregoing basket shall not apply to indemnification for Damages for breaches of Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.14, 3.30, 4.1, 4.2, 4.3, 4.5, 4.7, 4.9 and 4.10, and Section 3.22 solely with respect to Damages arising from a Multiemployer Plan.

(f)  Special Rule For Fraud. Notwithstanding anything in this Article VII to the contrary, in the event of any breach, inaccuracy or nonfulfillment of any representation, warranty, covenant or agreement by a party that constitutes fraud, willful or criminal misconduct, or intentional misrepresentation, such party’s liability for any such breach, inaccuracy or nonfulfillment shall survive the Closing and continue in full force and effect forever thereafter, and the injured party’s ability to recover Damages relating thereto shall not be subject to any basket, cap or other limitation.

7.2  Determination of Damages and Tax Treatment of Indemnification Payments. In calculating any amount of Damages recoverable pursuant to this Article VII, the Parties shall make appropriate adjustments for amounts actually received by the Indemnified Party under applicable insurance policies. Indemnification payments under this Article VII shall be paid by the indemnifying party without reduction for any Tax Benefits available to the indemnified party. However, to the extent that the indemnified party (or, where the indemnified party is a member of an Affiliated Group, “indemnified party” shall mean the Affiliated Group of which the indemnified party is a member) recognizes Tax Benefits as a result of any Damages, the indemnified party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the indemnifying party with respect to such Damages) to the indemnifying party as such Tax Benefits are actually recognized by the indemnified party. For this purpose, the indemnified party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable period if, and to the extent that, the indemnified party’s cumulative liability for Taxes through the end of such taxable period, calculated by excluding any Tax items attributable to the Damages from all taxable periods, exceeds the indemnified party’s actual cumulative liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the Damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). The Stockholders, Parent and Buyer agree to treat any payment made pursuant to this Article VII as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

7.3  Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Parties under Section 7.1(b) or Blass Indemnified Parties under Section 7.1(c) or any claims by one party against the other, except for claims relating to Taxes which shall be governed by the provisions of Article IX, is set forth below:

(a)  Notice. Whenever any indemnified party shall have received notice that a claim has been asserted or threatened against such indemnified party, which, if valid, would subject the indemnifying party to an indemnity obligation under this Agreement, the indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent the indemnifying party is actually prejudiced thereby. Any such notice must be made to the indemnifying party not later than the expiration of the applicable survival period specified in Section 7.1(a) above.

(b)  Defense of a Third Party Claim. If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article VII, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) uses counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereafter in respect of such matters and (iv) the relief sought is monetary damages.

After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal or other expense subsequently incurred by the indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if counsel defending such Third Party Claim shall advise the parties of a potential conflict of interest arising from the existence of one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or its Affiliates, then the Indemnified Party may retain separate counsel to defend it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party if applicable under this Article VII. Subject to the proviso to the foregoing sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party have not assumed the defense thereof if they ultimately are found to be liable to indemnify the Indemnified Party. If the Indemnifying Party choose to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

If an Indemnifying Party assumes the defense of an action or proceeding, then without the Indemnified Party’s written consent, the Indemnifying Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or other plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or if such settlement shall include injunctive or other relief that affects or relates to the right or obligations of such Indemnified Party, other than the obligation to pay monetary damages where such damages have been satisfied in full by the Indemnifying Party or their respective Affiliates.

(c)  Non-Third Party Claims. Within thirty (30) business days after a party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification (a “Claim Notice”); provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any Claim Notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 7.1(a) above. If the Indemnifying Party does not deliver notice to the Indemnified Party within thirty (30) business days following its receipt of a Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII (an “Indemnification Objection”) the Indemnifying Party will be deemed to have rejected such claim, in which event the other party will be free to pursue such remedies as may be available to them.

7.4  Insurance Recovery. If the amount of any Damages, at any time subsequent to the making of an payment pursuant to this Section VII, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, the amount of such reduction, less any costs, expenses, premiums, or taxes incurred in connection therewith will promptly be repaid by the Indemnified Party to the Indemnifying Party.

7.5  Buyer Setoff. In the event any Buyer Indemnified Party is entitled to indemnification pursuant to this Article VII for Damages described in such Claim Notice, the Stockholders shall satisfy their obligation to indemnify for such Damages by payment by wire transfer of immediately available funds to an account designated in writing by such Buyer Indemnified Party. In addition to all other rights and remedies that Buyer Indemnified Parties may have, Buyer Indemnified Parties shall have the right to setoff, against any amounts due to the Stockholders, whether due under this Agreement or otherwise, any sums for which any Buyer Indemnified Party is entitled to indemnification under this Article VII, subject to compliance with the provisions of this Section 7.5 and provided that no amounts setoff by Buyer Indemnified Parties, when combined with all other indemnification payments made by the Stockholders pursuant to this Article VII, shall exceed the maximum liability limits set forth in Section 7.1. Buyer Indemnified Parties’ rights to indemnification under this Article VII shall not be in any manner limited by or to this right of setoff.

7.6  Exclusive Remedy. In the absence of fraud, willful or criminal misconduct, or intentional misrepresentation, the indemnification and setoff provisions set forth in this Article VII shall provide the exclusive remedy for the breach, inaccuracy or nonfulfillment of any covenant, agreement, representation or warranty set forth in this Agreement.

7.7  Appointment of Stockholders' Representative.

(a)  Each Stockholder hereby appoints and designates Haresh Tharani as its agent and attorney-in-fact (the "Stockholders’ Representative") for and on behalf of the Stockholders to give and receive notices and communications, to resolve, all questions, disputes, conflicts and controversies concerning the purchase price adjustment pursuant to Section 2.3, to authorize payment to any Buyer Indemnified Party in satisfaction of indemnification claims under Article VII by any Buyer Indemnified Party (including, but not limited to authorizing the release of funds from the Escrow Amount), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Buyer Indemnified Party against any Stockholder or by any such Stockholder against any Blass Indemnified Party or any dispute between any Buyer Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders' Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement.

(b)  The Stockholders' Representative shall not be liable for any act done or omitted hereunder as Stockholders' Representative while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of such Stockholders' Representative. The Stockholders' Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied.

ARTICLE VIII

PRE-CLOSING COVENANTS

8.1  Conduct of Business of the Company. During the period from the date hereof through the Closing Date, the Companies will conduct their operations in the ordinary course of business consistent with past practice. Further, during such period, the Companies will use reasonable best efforts to preserve intact each Company’s business organization and personnel, preserve in all material respects each Company’s present business relationships with clients, suppliers, distributors, licensors, licensees and others having business dealings with it and goodwill and comply with all applicable Laws. Further, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, except as may be first approved by Buyer in writing (and solely with respect to Section 8.1(b), such approval not to be unreasonably withheld, conditioned or delayed), or as is otherwise expressly permitted or required by this Agreement, the Companies shall not:

(a)  take or omit to take any action that would require disclosure under Section 3.15 or that would otherwise result in a breach of any of the representations, warranties or covenants made by any Company in this Agreement;

(b)  make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Company for any Tax period (or portion thereof) beginning after the Closing Date or decreasing any Tax attribute of any Company existing on the Closing Date, unless such adjustment is required by law;

(c)  sell, assign, transfer, convey, lease, pledge, fail to maintain, abandon, encumber or otherwise dispose of or agree to sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any Current License Agreements or any Intellectual Property, including, but not limited to, the Blass Trademarks;

(d)  except in the ordinary course of business, enter into any Company Contract that would be required to be listed as a Material Company Contract if such Company Contract were in effect on the date hereof or amend, modify, cancel or waive any rights under any such Company Contract or any Material Company Contract other than in the ordinary course of business; or

(e)  take any action or omit to take any action which act or omission could reasonably be anticipated to have a Material Adverse Effect.

8.2  Access to Properties and Records. The Companies will permit Buyer and its appropriate representatives to have reasonable access, prior to the Closing Date, to the properties and to the books and records of the Companies during normal working hours and upon reasonable notice, to familiarize itself with the Companies’ properties, business and operating and financial conditions. Upon reasonable advance notice, the Companies shall cause to be made available to Buyer and its representatives, and personnel of the Companies. As promptly as practicable after the end of each month ended after the date of this Agreement and prior to the Closing Date, but in no event later than 15 days after each such month, the Companies shall deliver to Buyer a spread sheet substantially similar to the form attached hereto as Exhibit 3. Parent and Buyer hereby acknowledge that they have entered into a letter agreement with the Blass Parties, dated October 23, 2006, which sets forth certain obligations of Parent and Buyer regarding, among other things, confidential treatment of certain information of the Blass Parties (the “Confidentiality Agreement”), and Parent and Buyer hereby confirm that they have heretofore complied with, and will continue to comply with, the terms, conditions and restrictions thereunder, and that any and all information obtained during any review of the Companies contemplated by this Section 8.2 or otherwise performed by Parent and Buyer after the date hereof will be subject to the terms of the Confidentiality Agreement.

8.3  Reasonable Best Efforts.

(a)  On the terms and subject to the conditions in this Agreement, each of the Stockholders and the Companies agree to use its reasonable best efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Article V to be satisfied, and Parent and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Article VI to be satisfied, in each case, including (w) the obtaining of all necessary waivers, consents and approvals from Government Entities and the making of all necessary registrations and filings, and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Government Entity; (x) furnishing to the other all information about such Party or its Affiliates required to be included in any application or other filing to be made by such Party pursuant to the rules and regulations of any Government Entity in connection with the transactions contemplated by this Agreement; (y) supplying each other copies of all material correspondence, filings or communications, including file memoranda evidencing telephone conversations by or on behalf of such party with any Government Entity with respect to the transactions contemplated by this Agreement; and (z) the defending of any lawsuits or any other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed; provided that in no event shall a Party be required to defend any such lawsuit or other legal proceeding which it believes to be materially adverse to its commercial interests. Notwithstanding the foregoing sentence, nothing set forth herein is intended or shall be construed to require any party to this Agreement to (x) incur any material liability or obligation of any kind (other than such liability or obligation arising from the Couture Sale), (y) make or commit to make any material expenditure or otherwise give material value, or (C) take or fail to take any actions that would result in a material adverse change in the benefits to any such Person of this Agreement or the other transactions contemplated hereby. The foregoing will not be deemed to require Buyer or Parent to enter into any agreement, consent decree or other commitment requiring Buyer, Parent or any of their Affiliates (including for this purpose both Companies) to divest (including through the granting of any license rights) or hold separate any assets or to take any other action that would have an adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise), operating results, operations or business prospects of Buyer, Parent or any of their respective Affiliates (including for this purpose both Companies). The Stockholders, on the one hand, and Buyer, on the other hand, shall share equally the fees paid or payable to Governmental Entities resulting from, or otherwise relating to their compliance with this Section 8.3(a).

(b)  Without limiting the generality of the foregoing, each Company shall give or cause to be given any notices to third parties required to be given pursuant to any Material Company Contract to which it is a party as a result of this Agreement or any of the transactions contemplated hereby. The Companies shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals required to be obtained under each Material Company Contract to which it is a party or by which it is bound, in form and substance reasonably acceptable to Buyer.

8.4  Public Disclosure. Between the date of this Agreement and the Closing Date, except to the extent required by applicable Law (including, without limitation, the rules of the Nasdaq Global Market), none of Buyer, Parent, any Company or any Stockholder shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Parent and the Stockholders; and, in the event any such public announcement, release or disclosure is required by applicable Legal Requirements (including, without limitation, the rules of the Nasdaq Global Market), Buyer will, to the extent practicable under the circumstances, provide the Stockholders reasonable opportunity to comment on any such announcement, release or disclosure prior to the making thereof. Each Company and the Stockholders acknowledge and agree that Parent shall be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

8.5  Notice of Developments. The Company shall promptly advise Buyer, and Parent and Buyer shall promptly advise the Companies, in writing of any (a) event, circumstance or development that results (or would result on the Closing Date) in a breach of any representation or warranty made by it in this Agreement and (b) any material failure of the Companies Parent or Buyer, as the case may be, to comply with or satisfy any condition or agreement to be complied with or satisfied by it hereunder; provided that no disclosure pursuant to this Section 8.5 shall be deemed to amend or supplement any provision of this Agreement or any disclosure schedule hereto, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

8.6  Exclusivity. The Blass Parties agree that neither it nor any of their respective officers and directors shall, and that each Blass Party shall use commercially reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal from any Person (other than Buyer or Parent) concerning any proposal for a merger, sale of substantial assets (including the license of any assets), sale of shares of stock or securities, business combination, or other takeover or business combination transaction involving any Company (an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any respect with, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal (except to inform such Person that these restrictions exist); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. The Companies and the Stockholders will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

8.7  Couture Sale. The Couture Sale (including any documents to effect such distribution) shall be in form and substance reasonably acceptable to Buyer.

ARTICLE IX

POST CLOSING COVENANTS

9.1  Publicity; Confidentiality.

(a)  The Blass Parties, Parent and Buyer shall keep confidential all Confidential Information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (a) is required to be disclosed by Applicable Law, pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction, or pursuant to the rules and regulations of any national stock exchange applicable to the disclosing party and its Affiliates, provided the party seeking to disclose such information provides the other party with reasonable prior written notice thereof, or (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 9.1. Following the Closing Date, this Section 9.1(a) shall be of no further force or effect, except with respect to Confidential Information relating solely to the Stockholders in their individual capacities.

(b)  Notwithstanding anything to the contrary in Section 9.1(a), each Stockholder recognizes and acknowledges that they have in the past, currently have, and in the future may possibly have, access to Confidential Information. Each Stockholder agrees it shall not (and shall cause its representatives and Affiliates not to) use or disclose such Confidential Information to any Person for any purpose or reason whatsoever, unless such information is required to be disclosed by Applicable Law, pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction, or pursuant to the rules and regulations of any national stock exchange applicable to the disclosing party and its Affiliates.

9.2  Covenant Not to Compete; Nonsolicitation. Each Stockholder hereby agrees that a portion of the Cap Purchase Price is being paid to protect the goodwill of the Company, which includes the confidential information, trade secrets and know-how of the Company. Accordingly, each Stockholder hereby agrees that the covenants set forth in this Section 9.2 form a material and substantial part of the transactions contemplated by this to protect the confidential information, trade secrets and know-how of the Companies and that each Stockholder hereby agrees to the covenants set forth in this Section 9.2 in order to induce Buyer and Parent to enter into this Agreement.

(a)  Non-Compete.

(i)  Michael Groveman covenants and agrees that for a period of three (3) years from and after the Closing Date he will not directly or through any intermediary, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization with a principal place of business in the United States that directly or indirectly licenses designer apparel at the same price point as Couture (the “Groveman Restricted Business”), except that Michael Groveman can continue to serve as a director of Iconix Brands Group, Inc.; and

(ii)  Each of Haresh Tharani and Mahesh Tharani covenants and agrees (1) that for a period of three (3) years from and after the Closing Date he will not directly or through any intermediary, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization located anywhere in the world (other than China, India and Sri Lanka) that distributes at wholesale (A) women’s and men’s jeans at the moderate, status denim or better price points that are distributed to Department Stores (but expressly excluding mid-tier brands such as JCP, Kohls and Sears) and/or (B) women’s sportswear at the moderate, status denim or better price points that are distributed to Department Stores (but expressly excluding JCP, Kohls and Sears), and (2) that for a period of two (2) years from and after the Closing Date he will not directly or through any intermediary, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization that licenses (A) women’s and men’s jeans at the moderate, status denim or better price points that are distributed to Department Stores (but expressly excluding JCP, Kohls and Sears) and/or (B) women’s sportswear at the moderate, status denim or better price points that are distributed to Department Stores (but expressly excluding JCP, Kohls and Sears) (“Tharani Restricted Business”). Notwithstanding the foregoing, The Tharani Restricted Business shall not include (i) the following private label and private brand businesses to the extent that they do not involve the manufacturing or licensing of a designer label: The Resource Club Ltd; The Prevue Ltd; Design & Source Holding Company Ltd; Invogue LLC (dba Scarlett); Arya LLC (dba Perceptions); Taresha LLC; Signature Apparel LLC; Doo-Ri Clothing Company LLC (“Doo-Ri”); Spicy Clothing Company LLC (dba Takeout); Worldwide Sourcing LLC (dba Per Se); The Right Cause LLC; Tharanco Group Holdings LLC; Tharanco International LLC (dba Poleci); Poleci Holdings LLC (“Poleci”, “Symetry”); and JDT Retail LLC (dba Poleci); (ii) the following licenses: Harve Benard; Smith’s; Essentials by ABS; Nitches, Inc. and Affiliates and Pink Ribbon Spa and derivatives; (iii) any private label and private brand businesses or licenses relating to the following: John Bartlet; Kim Alexis; Sally Miller, Andrew Fezza, Eddie Rodriguez, Norcisco Rodriguez and Star City, (iv) mere passive ownership of not more than 5% of the outstanding stock of any Tharani Restricted Business that is actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange, (v) any investments, regardless of amount, in Prentice Capital Inc., Prentice Capital Management LP, Goode Partners LLC and Hilco Trading Co., Inc. and (vi) acting as a board member or consultant to any business or organization that is not a Tharani Restricted Business. The periods set forth in this Section 9.2(a) (i) and (ii) during which Michael Groveman and Haresh Tharani are prohibited from engaging in the Groveman Restricted Business and the Tharani Restricted Business, as applicable, is referred to as the “Non-Compete Period.”

(b)  Non-Diversion.

(i)  Michael Groveman hereby covenants and agrees that during the period beginning on the Closing Date for a period of 36 months thereafter (the “Restrictions Period”), he will not, directly or indirectly through any representative or agent: (a) solicit, or contact for the purpose of soliciting, any licensee of the Companies during the two years prior to the Closing Date (a “Customer”), for the purpose of engaging in the Groveman Restricted Business; (b) make use of any of the Company’s client lists for the purpose of engaging in the Groveman Restricted Business; or (c) attempt to persuade any supplier or distributor to the Companies to discontinue or alter its relationship with any of the Companies, or Buyer or its Affiliates.

(ii)  Each of Haresh Tharani and Mahesh Tharani hereby covenant and agree that during the Restrictions Period, they will not, directly or indirectly through any representative or agent: (a) solicit, or contact for the purpose of soliciting, any licensee, for the purpose of engaging in the Tharani Restricted Business; (b) make use of any of the Company’s client lists for the purpose of engaging in the Tharani Restricted Business; or (c) attempt to persuade any supplier or distributor to the Companies to discontinue or alter its relationship with any of the Companies, or Buyer or its Affiliates.

(c)  Non-Recruitment. Each Stockholder agrees that during the Restrictions Period, he shall not, directly or indirectly, hire or initiate contact for the purpose of hiring away any employee of the Companies or of Buyer or its Affiliates; otherwise induce or attempt to induce any such person to leave the employ of any Company; or otherwise interfere with the relationship between the Companies and any such employees, except that a Stockholder may hire any former employee of the Companies after such employee has ceased to be employed by the Companies for one year so long as the employee’s termination was not the result of any of the actions prohibited to be taken by such Stockholder pursuant to this Section 9.2(c).

(d)  Remedies.

(i)  The provisions of this Section 9.2 (the “Restrictive Covenants”) set forth herein have been separately bargained for to protect the Companies, including the goodwill, being acquired by Buyer as part thereof and to ensure that Buyer shall have the full benefit of the value thereof. The Stockholders recognize and acknowledge (A) that the business and markets of Buyer are international in scope, and that Buyer is investing substantial sums in purchasing the Companies and in consideration for the Restrictive Covenants contained in this Agreement, (B) that such covenants are necessary in order to protect and maintain the legitimate business interests of Buyer and are reasonable in all respects, and (C) that Buyer would not consummate the transactions contemplated hereby but for such agreements. The Stockholders hereby waive any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term. The Stockholders acknowledge and agree that a substantial and legally sufficient portion of the Purchase Price is attributable to the Restrictive Covenants and hereby waive any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary.

(ii)  If any Stockholder breaches, or threatens to commit a breach of the Restrictive Covenants, Buyer shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the rights to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer, and that money damages would not provide an adequate remedy. The Stockholders covenant and agree not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. The existence of any claim or cause of action by Stockholders or their Affiliates against Buyer shall not constitute a defense to the enforcement by Buyer of the Restrictive Covenants, but such claim or cause of action shall be litigated separately.

(e)  Tolling. In addition to the remedies Buyer may seek and obtain pursuant to Section 9.2(d) hereof, the Non-Compete Period and Restrictions Period shall be extended by any and all periods during which the applicable Stockholder or Stockholders shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over it to have been in violation of the Restrictive Covenants.

(f)  Severability and Modification of Any Unenforceable Covenant. Whenever possible, each provision of this Section 9.2 shall be interpreted in such manner as to be effective and valid under applicable Law but if any provision of this Section 9.2 shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 9.2. If any provision of this Section 9.2 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 9.2 but shall be confined in its operation to the provision of this Section 9.2 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 9.2 should ever be deemed to exceed the time or geographic limitations permitted by applicable Law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable Law.

9.3  Restrictions on Sale of Parent Shares. During the six (6) month period following the Closing Date (such period herein referred to as the “Initial Period”), no Stockholder shall, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act of 1933, as amended), a family member or otherwise, offer, sell, pledge, hypothecate, grant an option for sale, or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner either privately or publicly (each, a “Transfer”) any of the Parent Shares or Shares of the Parent acquired by any Stockholder pursuant to a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Parent (each an “Adjustment”) affecting Parent Shares (together with the Parent Shares, “Securities”), or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such agreement or transaction is to be settled by delivery of the Securities. Following the Initial Period, the restrictions on Transfer provided for in this Section 9.3 shall lapse with respect to 25% of the number of Parent Shares owned by the Stockholders in the aggregate (taking into account and proportionally adjusting for any Adjustments occurring during such period) and the Stockholders may Transfer such Parent Shares, in open market transactions without restriction. On the first day of each of the first three consecutive three month periods following the first anniversary of the Closing Date, the restrictions on Transfer provided for in this Section 9.3 shall lapse, on a cumulative basis, with respect to 25% of the number of Parent Shares owned by the Stockholders in the aggregate (taking into account and proportionally adjusting for any Adjustments occurring during such period) and the Stockholders may Transfer such Parent Shares, in open market transactions without restriction. All Parent Shares issued pursuant to Section 2.5 hereof shall not be subject to this Section 9.3.

9.4  Registration. The Parent Shares shall have registration rights in accordance with the terms of that certain Registration Rights Agreement, dated as of the Closing, in form and substance to be mutually agreed by the parties thereto (the “Registration Rights Agreement”), pursuant to which, among other things, Parent shall agree to use its commercially reasonable efforts to file a registration statement on Form S-3, if eligible, or other appropriate form, with the SEC no later than 180 days following the Closing Date covering the Parent Shares issued hereunder.

9.5  Agreement to Vote. At all times prior to a Transfer (as defined above) of Parent Shares, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent, the Stockholders shall appear at such meting (in person or by proxy) and shall vote or consent the Parent Shares (i) in favor of adoption of each proposal recommended by the Board of Directors of Parent for adoption by the stockholders and (ii) against any proposal for which the Board of Directors of Parent does not support. Prior to the termination of this Agreement, each Stockholder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement. Each Stockholder agrees to enter into a voting agreement at the Closing on terms reasonably acceptable to Buyer (the “Voting Agreement”) that appoints a designee of Buyer its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to the Parent Shares held by the Stockholders.

9.6  Domain Name Assignment. Promptly following the Closing, the Stockholders agree to use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary to consummate and make effective the transfer, conveyance and assignment of the domain names listed in Section 9.6 of the Blass Disclosure schedule to Buyer or Buyer’s designee.

ARTICLE X

Tax Matters

10.1    Returns and Payments.

(a)  Tax Returns Prior to Closing. The Stockholders shall cause the Companies to prepare, execute and file all Tax Returns with respect to the Companies required to be filed (taking into account any extensions) after the date hereof and on or prior to the Closing Date; provided, however, that the Stockholders shall deliver to Buyer, for its review and comment a copy of any proposed Tax Return no later than ten (10) Business Days prior to the date (including extensions) on which such Tax Return is required to be filed. All Tax Returns prepared by or for the Companies pursuant to this Section 10.1(a) shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Laws. The Companies shall execute and file all such Tax Returns and shall pay the amount of any Taxes shown due thereon to the appropriate Tax authorities.

(b)  With respect to any Tax period of each Company ending on or prior to the Closing Date, Buyer shall prepare or caused to be prepared all Tax Returns that are required to be filed by or on behalf of each of the Companies after the Closing Date (“Pre-Closing Tax Returns”). Except as otherwise required by law, each Pre-Closing Tax Return shall be prepared in a manner and on a basis consistent with Tax Returns filed for prior periods. No later than 20 days prior to the due date for filing of each Pre-Closing Tax Return (after taking into account valid extensions of such due date), Buyer shall permit Stockholders to review each such Tax Return. If the Stockholders dispute any item on such Tax Return, Stockholders shall within 5 business days after Stockholders’ receipt of such Tax Return notify Buyer of such disputed item (or items) and the basis for Stockholders’ objection. If the Stockholders deliver to Buyer a timely notice of objection, Buyer and the Stockholders and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any dispute. If a final resolution is not reached within ten (10) business days, any remaining disputes shall be resolved by the Reviewing Accountants, using the procedures, timeframe and allocation of costs as are set forth in Section 2.3. Upon resolution of all such disputed items, Buyer shall cause the Pre-Closing Tax Returns to be duly signed and timely filed. If Buyer and Stockholders have not reached an agreement with respect to any Pre-Closing Tax Return and the Reviewing Accountants have not reached a determination with respect to the remaining disputed items by the latest date (taking into account all permissible extensions) on which such applicable Tax Return is required to be filed, Buyer shall be entitled to file such Tax Return and take any reasonable position with respect to any remaining disputed items; provided, however, that upon final agreement or determination regarding the disputed item, Buyer shall, if necessary to be consistent with the final agreed-upon or determined Tax Return, file an amended Tax Return to reflect the final agreement or determination. To the extent that the Taxes required to be paid (as shown on such Tax Returns, as finally resolved) exceed the amount of Taxes that are accrued as liabilities on the Closing Date Statement as finally determined pursuant to Section 2.3 herein, Stockholders shall remit payment of such excess amount to Buyer no later than five Business Days prior to the date on which the applicable Pre-Closing Tax Return is required to be filed. Buyer shall timely pay or cause to be timely paid to the applicable tax authority all Taxes required to be paid as shown on such Tax Returns, as finally resolved.

(c)  With respect to any Interim Tax Period of each Company, Buyer shall prepare or cause to be prepared all Tax Returns that are filed or required to be filed by or on behalf of each Company (“Interim Period Returns”). Except as otherwise required by law, all Interim Period Returns shall be prepared by Buyer in a manner and on a basis consistent with past practice with respect to such Company. No later than 20 days prior to the due date for filing of each Interim Period Return (after taking into account valid extensions of such due date), Buyer shall permit Stockholders to review each such Tax Return. If the Stockholders dispute any item on such Tax Return, Stockholders shall within 5 business days after Stockholders’ receipt of such Tax Return notify Buyer of such disputed item (or items) and the basis for Stockholders’ objection. If the Stockholders deliver to Buyer a timely notice of objection, Buyer and the Stockholders and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any dispute. If a final resolution is not reached within ten (10) business days, any remaining disputes shall be resolved by the Reviewing Accountants, using the procedures, timeframe and allocation of costs as are set forth in Section 2.3. Upon resolution of all such disputed items, Buyer shall cause the Interim Period Return to be duly signed and timely filed. If Buyer and Stockholders have not reached an agreement with respect to any Interim Period Return and the Reviewing Accountants have not reached a determination with respect to the remaining disputed items by the latest date (taking into account all permissible extensions) on which such applicable Tax Return is required to be filed, Buyer shall be entitled to file such Tax Return and take any reasonable position with respect to any remaining disputed items; provided, however, that upon final agreement or determination regarding the disputed item, Buyer shall, if necessary to be consistent with the final agreed-upon or determined Tax Return, file an amended Tax Return to reflect the final agreement or determination. To the extent that the Taxes for such Interim Tax Period that are allocable to the portion of the Interim Tax Period ending on the Closing Date (as determined pursuant to Section 10.1(c)) are in excess of the amount of Taxes that are accrued as liabilities on the Closing Date Statement as finally determined pursuant to Section 2.3 herein, Stockholders shall remit payment of such excess amount to Buyer no later than five Business Days prior to the date on which the applicable Interim Period Return is required to be filed. Buyer shall timely pay or cause to be timely paid to the applicable tax authority all Taxes required to be paid as shown on such Interim Period Returns, as finally resolved.

(d)  For Federal income tax purposes, the taxable year of each of Holdings, and Licensing shall end as of the close of the Closing Date pursuant to Treas. Reg. Section 1.1502-76(b)(1)(ii). Buyer shall cause Parent to (a) file a consolidated federal income Tax Return for Parent’s taxable year which includes the Closing Date and (b) include Holdings and Licensing in such Tax Return as members of the consolidated group effective as of the end of the Closing Date. For all other tax purposes the Stockholders and Buyer will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to close the taxable year of each of the Companies as of the close of business on the Closing Date. Neither the Stockholders nor Buyer shall take or allow the Companies to take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable Law does not permit a Company to close its taxable year as of the close of business on the Closing Date or in any other case where a Tax is imposed with respect to an Interim Tax Period, then the portion of such Taxes, if any, attributable to the period ending at the close of business on the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date at the time of Closing; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of any of the Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Interim Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Interim Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Interim Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Interim Period times a fraction, the numerator of which is the number of calendar days in the portion of the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Interim Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated to the period ending at the close of business on the Closing Date under this Section 10.1(d) shall be computed by reference to the level of such items on the Closing Date, but the amount so allocated shall not be greater than the amount of such Tax payable for the entire Interim Period.

(e)  Cooperation. The parties shall reasonably cooperate, and shall cause their respective Affiliates and such parties’ respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.

(f)  Transfer Tax. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by the Stockholders and 50% by Buyer.

(g)  Except as required by law neither Buyer nor any of its Affiliates shall (or shall cause or permit any of the Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any of Companies with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date without the written consent of the Stockholders which consent shall not unreasonably be withheld.

10.2  Refunds and Other Tax Matters.

(a)  Any Tax refunds that are received by Buyer or any of its Affiliates (including, after the Closing Date, any of the Companies) and any amounts credited against Tax to which Buyer or any of its Affiliates (including, after the Closing Date, any of the Companies) become entitled and any other Tax benefit, in each case with respect to Taxes of any of the Companies for any Tax period (or portion thereof) ending on or prior to the Closing Date, including any portion of an Interim Tax Period that ends on the Closing Date, shall be for the account of Buyer including, without limitation, a New York State and New York City income tax refund or credit relating to the 2002 through 2004 Tax periods of the Companies (the “New York Tax Refund”), except that upon receipt by Buyer or the Companies of the New York Tax Refund, Buyer shall promptly pay over to Stockholders any such refund or the amount of any such credit, in either case only up to an amount equal to $200,000 in the aggregate.

(b)  Buyer shall cause the Companies not to engage in any transaction outside the ordinary course of business on the Closing Date after the Closing if such transaction would increase the tax liability of any of the Companies for any Tax period (or portion thereof) ending on or before the Closing Date. Buyer and Stockholders agree to treat any transaction of the Companies which is (i) outside the ordinary course of business and (ii) occurs on the Closing Date but after the Closing as occurring, for federal income Tax purposes, at the beginning of the day after the Closing Date, in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

10.3  Contests.

(a)  After the Closing, Buyer or Stockholders, as the case may be, shall promptly notify the other Party in writing of the commencement of any audit, examination or proceeding or of any claim or other proposed change or adjustment of which it or any of its Affiliates has been informed in writing by any Tax authority which, if determined adversely to the taxpayer, may result in liability of the other Party under Article VII (each, a "Tax Claim") describing in reasonable detail the nature of the Tax Claim and including copies of any notices or other documents received from the Tax authority; provided, however, that the failure to timely give such notice will not affect the indemnified party's right to indemnification under Article VII except to the extent the indemnifying party is materially prejudiced by such delay or omission.

(b)  In the case of a Tax Claim that relates to Tax periods ending on or before the Closing Date, Stockholders shall have the right at their expense to participate in and control the conduct of any audit or proceeding, but only to the extent that such audit or proceeding relates to a potential adjustment for which Stockholders may be liable; Buyer also may participate in any such audit or proceeding. If Stockholders do not assume the defense of any such audit or proceeding within 30 business days after Buyer gives written notice of such Tax Claim to the Stockholders, Buyer may defend the same in such manner as it may deem appropriate.

(c)  In the case of a Tax Claim that relates to an Interim Tax Period, the Parties shall jointly control any audit or proceeding, and there shall be no settlement with respect thereto without the prior written consent of both such parties, which consent shall not unreasonably be withheld.

(d)  In the event that issues relating to a potential adjustment for which Stockholders may be liable are required to be dealt with in the same audit or proceeding as separate issues relating to a potential adjustment for which Buyer may be liable, Stockholders shall have the right, at their expense, to control the audit or proceeding with respect to the former issues, and Buyer shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

10.4   Cooperation and Exchange of Information. Stockholders and Buyer shall provide each other with such cooperation, documentation and information as any of them reasonably may request in filing any Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Stockholders and Buyer shall make their respective employees available on a basis mutually convenient to both Parties to provide explanations of any documents or information provided hereunder. Each of Stockholders and Buyer shall retain all Tax Returns, together with accompanying schedules and related work papers and documents, in its possession relating to Tax matters of the Companies for each taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations for the Tax periods to which such Tax Returns relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective taxable periods. Any information obtained under this Section 10.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in participating in or conducting an audit or other proceeding in respect of Taxes.

10.5    Miscellaneous.

(a)  The Stockholders and Buyer agree to treat all payments made under the indemnity provision of this Agreement as adjustments to the Purchase Price for Tax purposes.

(b)  Payments by the Stockholders hereunder shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any indemnity, contribution or other similar payment recoverable by Buyer or any Company from any third party with respect thereto, and (ii) any reserves.

(c)  Neither Buyer nor any Company (nor any of their Affiliates) shall make any election under section 338 of the Code with respect to the transactions contemplated by this Agreement.

ARTICLE XI

Termination

11.1    Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of Buyer and the Blass Parties;

(b)  by either Buyer or the Blass Parties if the Closing shall not have occurred by March 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)  by either Buyer or the Blass Parties if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

(d)  by the Stockholders, if there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer set forth in this Agreement that causes the conditions set forth in Article VI to become incapable of fulfillment by the Termination Date, unless waived by the Stockholders;

(e)  by Buyer, if there has been a breach of any representation, warranty, covenant or agreement on the part of a Blass Party set forth in this Agreement that causes the conditions set forth in Article V to become incapable of fulfillment by the Termination Date, unless waived by Buyer;

provided, however, that the party exercising its right to so terminate this Agreement pursuant to Section 11.1(b), 11.1(d) or 11.1(e) shall not have been responsible (or in the case of Buyer, neither the Buyer nor the Parent shall have been responsible) for such failure for the Closing to occur through a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

11.2   Effect of Termination. In the event of a termination of this Agreement pursuant to any subsection of Section 11.1, all further obligations of the parties under this Agreement except for the obligations under Section 9.1(a) shall terminate, no party shall have any right under this Agreement against any other party except as set forth in this Section 11.2, and each party shall bear its own costs and expenses; provided, however, that termination under Section 11.1 because of a breach by the non-terminating party or because one or more conditions to the terminating party’s obligations under this Agreement are not satisfied, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII

Miscellaneous Provisions

12.1   Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Blass Parties:

1400 Broadway, 33rd Floor
New York, New York 10018
Attention: Haresh Tharani
Facsimile: (212) 768-4970

With a copy to:

Thelen Reid, Brown, Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attention: H. Joseph Mello, Esq.
Facsimile: (212) 829-2040

If to Buyer:

1330 Avenue of the Americas
40th Floor
New York, NY 10019
Attention: Craig J. Hoffman
Facsimile: (212) 277-1160

With copies to:

Kirkland & Ellis LLP
655 15th Street, N.W.
Washington, DC 20005
Attention: Mark D. Director, Esq.
    Andrew M. Herman, Esq.
Facsimile: (202) 879-5200

12.2    Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the other Transaction Documents and the certificates, exhibits, schedules, documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including that certain letter of intent by and among Parent, and Bill Blass Holding Co., Inc., dated as of October 23, 2006, (b) are not intended to confer upon any other Person, either explicitly or implicitly, any equitable or legal rights or remedies of any nature whatsoever hereunder, and (c) shall not be assigned by operation of law or otherwise without the written consent of the other party; provided, however, that Buyer may, without the consent of the Blass Parties, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder and (iii) assign its rights to indemnification under this Agreement upon a sale or transfer of Buyer or all or substantially all of the assets of Buyer. Any assignment by Buyer pursuant to this Section 12.2 will not relieve it from any of its obligations hereunder.

12.3  Expenses. Buyer has and will pay the fees, expenses and disbursements of Parent and Buyer and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Companies) have and will pay the fees, expenses and disbursements of the Stockholders, the Companies and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement.

12.4  Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

12.5  Severability. Without limiting anything in Section 9.2(f) with respect to the severability and modification of Section 9.2, in the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written. The parties further agree to replace such invalid, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

12.6  Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.7  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.8  Governing Law; Jurisdiction. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. Each party hereto agrees that any action, proceeding or claim it commences against any other party pursuant to this Agreement shall be brought in either the courts of the State of New York, sitting in New York County, or the courts of the United States for the Southern District of New York. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 12.1. Each party agrees that a final nonappealable judgment in any such suit, action or proceeding in such a court shall be conclusive and binding.

12.9  Effect of Due Diligence. No investigation by or on behalf of Buyer into the business, operations, prospects, assets or condition (financial or otherwise) of the Companies shall diminish in any way the effect of any representations or warranties made by the Blass Parties in this Agreement or shall relieve a Blass Party of any of its obligations under this Agreement.

12.10  Rules of Construction. Whenever the context of this Agreement requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of gender shall be deemed to include and designate the masculine, feminine, or neuter gender. The captions in this Agreement, and the schedules hereto, are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including, without limitation.” Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term “business day” shall mean any day which is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close. If any action is to be taken by the Stockholders pursuant to this Agreement, unless otherwise provided, such action may only be taken by all of the Stockholders acting together, or with the written consent of each Stockholder. The disclosure of any matter in the schedules hereto shall expressly not be deemed to constitute an admission by Buyer or any Blass Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties have participated jointly, and have been represented by counsel, in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

12.11  Further Assurances. From time to time following the Closing, the Stockholders shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and to put Buyer in possession of, any part of the Purchased Shares. From time to time following the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to the Stockholders such other instruments and documents as the Stockholders may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby. Following the Closing, the Blass Parties agree to forward to Buyer any correspondence or other communications addressed to a Company, received by them.

12.12  Remedies. The parties acknowledge and understand that their obligations pursuant to this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of such provisions of this Agreement would cause the other parties irreparable harm. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Stock Purchase Agreement as of the day and year first above written.

BLASS ACQUISITION CORP.

By:  /s/ Robert W. D’Loren
Title: Chief Executive Officer

NEXCEN BRANDS, INC.

By:  /s/ Robert W. D’Loren
Title: President and Chief Executive Officer

BILL BLASS HOLDING CO., INC.

By:  /s/ Haresh T. Tharani
Title: Chairman

BILL BLASS LICENSING CO., INC.

By:  /s/ Haresh T. Tharani
Title: Chairman

BILL BLASS INTERNATIONAL, LLC

By:  /s/ Haresh T. Tharani
Title: Chairman

STOCKHOLDERS:

/s/ Haresh T. Tharani
HARESH T. THARANI

/s/ Mahesh T. Tharani
MAHESH T. THARANI

/s/ Michael Groveman
MICHAEL GROVEMAN